Exhibit 2.2

Portions of this document have been omitted as indicated by the following mark “(■)”

and filed separately with the Commission.

Purchase and Sale Agreement

Dated as of May 25, 2017

Among

ENERVEST ENERGY INSTITUTIONAL FUND XII-A, L.P.,

ENERVEST ENERGY INSTITUTIONAL FUND XII-WIB, L.P.,

ENERVEST ENERGY INSTITUTIONAL FUND XII-WIC, L.P.,

And

ENERVEST OPERATING, L.L.C.

as Seller

and

Carbon West Virginia Company, LLC

as Buyer

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EXHIBIT A OWNERSHIP SHARES
EXHIBIT B FORM OF ESCROW AGREEMENT
EXHIBIT C FORM OF SPECIAL WARRANTY DEED – MINERAL ACRES
EXHIBIT D FORM OF SPECIAL WARRANTY DEED – SURFACE AND IMPROVEMENTS
EXHIBIT E FORM OF ASSIGNMENT AND BILL OF SALE

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SCHEDULES

Schedule 1.02(a)	Mineral Acres
Schedule 1.02(b)	Leases
Schedule 1.02(d)	Wells
Schedule 1.02(f-1)	Office
Schedule 1.02(f-2)	Equipment
Schedule 1.02(g-1)	Easements
Schedule 1.02(g-2)	FCC Licenses
Schedule 1.02(h)	Contracts
Schedule 1.02(k)	Permits
Schedule 1.03(m)	Excluded Equipment and Vehicles
Schedule 3.01(f)	Legal Proceedings
Schedule 3.01(i)	Compliance with Environmental Laws
Schedule 3.01(j)	Payout Balances
Schedule 3.01(k)	Material Contracts
Schedule 3.01(n)	Preferential Rights
Schedule 3.01(o)	Outstanding Capital Expenditures
Schedule 3.01(p)	Consents
Schedule 3.01 (q)	Gas Imbalances
Schedule 3.01(r)	Suspense Amounts
Schedule 3.01(s)	Coal Mining Activity
Schedule 3.01(aa)	Seller Party Persons
Schedule 4.06	Bonds, Letters of Credit and Guarantees
Schedule 5.01(a-1)	Allocated Values
Schedule 5.01(a-2)	Allocated Values Deep Acreage
Schedule 12.19(xi)	NPORRI Recording Schedule

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated May 25, 2017 (the “Execution Date”), is among ENERVEST ENERGY INSTITUTIONAL FUND XII-A, L.P., a Delaware limited partnership, whose mailing address is 1001 Fannin Street, Suite 800, Houston, Texas 77002, ENERVEST ENERGY INSTITUTIONAL FUND XII-WIB, L.P., a Delaware limited partnership, whose mailing address is 1001 Fannin Street, Suite 800, Houston, Texas 77002, and ENERVEST ENERGY INSTITUTIONAL FUND XII-WIC, L.P., a Delaware limited partnership, whose mailing address is 1001 Fannin Street, Suite 800, Houston, Texas 77002, and for the limited purposes as provided herein, ENERVEST OPERATING, L.L.C., a Delaware limited liability company (the “Operator”), whose mailing address is 1001 Fannin Street, Suite 800, Houston, Texas 77002 (collectively, “Seller” and each singly, a “Seller Party”); and Carbon West Virginia Company, LLC, a Delaware limited liability company, whose address is 1700 Broadway, Suite 1170, Denver, Colorado 80290 (“Buyer”). Buyer and Seller are sometimes individually referred to herein as a “Party” and collectively referred to herein as the “Parties.”

WITNESSETH

WHEREAS, each Seller Party owns the respective proportionate interest set forth in Exhibit A attached hereto (each Seller Party’s “Ownership Share”) in and to certain oil and gas interests which, together with the properties appurtenant thereto, are more fully described and defined herein as the Assets; and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Assets, subject to the terms and conditions set forth herein.

Now, therefore, in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.01 Purchase and Sale. Seller agrees to sell and convey, in accordance with their respective Ownership Shares, and Buyer agrees to purchase and pay for, the Assets, subject to the terms and conditions of this Agreement.

Section 1.02 Assets. Subject to Section 1.03, all of each Seller Party’s right, title and interest in and to the following shall be referred to herein as the “Assets”:

(a)       The oil, gas and minerals in place owned by each Seller Party in and underlying the various tracts in West Virginia, Kentucky and Virginia described in Schedule 1.02(a) (the “Mineral Acres”) including without limitation all coalbed methane, whether existing in coal seams or other strata, together with, and to the extent owned by each Seller Party: (i) all such Seller Party’s rights appurtenant to the oil, gas, coalbed methane and minerals in place, including the right to explore, drill, develop, operate, complete, stimulate, enhance, produce, transport, market and operate by whatever means available; (ii) all such Seller Party’s rights to use any subsurface strata for storage or injection purposes; and (iii) all such Seller Party’s reversionary interests, net profits interests, royalty interests and overriding royalty interests;

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(b)       the leasehold estates created by the oil, gas and/or mineral leases described in Schedule 1.02(b) (collectively, the “Leases”) and all other rights in and to the lands covered by the Leases (the “Lands”), together with all other interests of each Seller Party in the Leases, including overriding royalty interests, production payments and other payments out of or measured by the value of oil and gas production from or attributable to the Leases;

(c)       any pools or units including all or part of any of the Mineral Acres or the Leases (the “Units”);

(d)       any and all oil and gas wells, salt water disposal wells, injection wells, and other wells and wellbores of each Seller Party located on the Mineral Acres, the Leases or the Units, whether producing, operating, unplugged, shut in, or temporarily abandoned, including but not limited to those described in Schedule 1.02(d) (the “Wells”) and the proration units associated therewith;

(e)       all natural gas, casinghead gas, drip gasoline, natural gas liquids, condensate, products, crude oil and other hydrocarbons, whether gaseous or liquid (“Products”) produced from or attributable to the Mineral Acres, the Leases or the Units from and after the Effective Time, as well as water produced from or attributable to the Mineral Acres or the Leases from and after the Effective Time, or, with respect to the Products described in Section 2.03(a)(i), prior to the Effective Time, and the accounts and proceeds from the sale thereof (collectively, the “Production”);

(f)       the office described in Schedule 1.02(f-1) and all of the equipment, equipment parts, yards, rigs, other operational equipment, materials, machinery, vehicles, and compressors described in Schedule 1.02(f-2), scanners, other personal property, fixtures and improvements appurtenant to the Wells or the Mineral Acres or the Leases or used solely in connection with the ownership or operation of the Wells or the Mineral Acres or the Leases or with the production, treatment, storage, sale or disposal of the Production, to the extent transferrable, including, without limitation, the Supervisory Control and Data Acquisition (SCADA) system (including transmitters, telecommunications equipment, field radio telemetry and associated frequencies and licenses, pressure transmitters and central processing equipment that is used primarily in connection with the ownership or operation of the Wells or the Mineral Acres or the Leases), and all pipelines, flow lines, plants, gathering and processing systems, and compression facilities appurtenant to or located upon the Mineral Acres, the Leases or the Units (the “Offices and Equipment”);

(g)       all rights-of-way, easements, servitudes, subsurface leases, other surface rights, permits and licenses, to the extent they are transferable and are appurtenant to or useful in connection with the Mineral Acres, the Leases, the Units, the Wells, or the Offices and Equipment, including the easements and other items described in Schedule 1.02(g-1) (the “Easements”) and the FCC licenses descried in Schedule 1.02(g-2);

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(h)       to the extent transferable, all agreements, product purchase and sale contracts, gas gathering contracts, salt water disposal leases, processing agreements, production handling agreements, facilities sharing agreements, compression agreements, equipment leases, farm-outs and farm-ins, options, orders, pooling, spacing or consolidation agreements and operating agreements and all other agreements relating to the Mineral Acres, the Leases, the Units, the Wells, the Production, the Offices and Equipment, and the Easements, including the contracts and other items described in Schedule 1.02(h) (the “Contracts”);

(i)       to the extent transferable at no cost to Seller or at additional cost that Buyer agrees to undertake or pay, each Seller Party’s proprietary and licensed geological, geophysical and seismic data relating to the Assets;

(j)       all unitization, communitization and pooling declarations, orders and agreements (including all units formed by voluntary agreement and those formed under the rules, regulations, orders or other official acts of Governmental Authorities) to the extent they relate to the Mineral Acres, Leases, Lands and Wells, or the production of hydrocarbons therefrom;

(k)       to the extent transferable, all environmental and other governmental (whether federal, state, local or tribal) certificates, consents, permits, licenses, orders, authorizations, franchises and related instruments or rights directly relating to the ownership, operation or use of the Mineral Acres, Leases, Lands and Wells, or the production of hydrocarbons therefrom all as described in Schedule 1.02(k) (the “Permits”);

(l)       to the extent transferable, all rights to indemnities (except with respect to Seller’s retained liabilities) and releases from third parties relating to the Easements, Offices and Equipment, Contracts, Mineral Acres, Leases, Lands and Wells, but only to the extent that such benefits relate to liabilities for which Buyer is to be responsible;

(m)       to the extent assignable, except with respect to Casualty Losses as provided in Section 4.11, all insurance proceeds under existing policies of insurance issued by a third party, if any, relating to the Mineral Acres, Leases, Lands, Wells Easements, and Offices and Equipment, but only to the extent that such benefits relate to liabilities for which Buyer may be responsible or Casualty Losses occurring from and after the Effective Time;

(n)       all intangibles and operating revenues and accounts receivable relating to the period after the Effective Time, in each case associated with the Mineral Acres, Leases, Lands, Wells or the production of hydrocarbons attributable thereto;

(o)       all leases or subleases of tangible personal property as to which Seller is (i) lessor or sublessor or (ii) lessee or sublessee, to the extent transferrable, together with any options to purchase the underlying property associated with the Mineral Acres, Leases, Lands, Wells or the production of hydrocarbons attributable thereto;

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(p)       records, files and data in the possession of each Seller Party relating to any of the Assets, including, without limitation: (i) lease, division order, contract and land files and title opinions; (ii) operations, production, environmental and engineering records; (iii) facility and well records; (iv) cuttings and cores, (v) accounting, gas and/or oil imbalance files, well payout files and lease operating statements and files; and (vi) any other records, files and data in the possession of each Seller Party relating to the Assets or the operation thereof (collectively, the “Records”), save and except for, in respect of each such category, (A) records that Seller is prohibited from disclosing under confidentiality agreements with third parties, (B) information entitled to legal privilege, including, without limitation, attorney work product and attorney-client communications (except for title opinions, which shall be included in the Records), (C) economic projections and (D) records of offers from, or negotiations with, Buyer or third parties with respect to the sale of the Assets and economic analyses associated therewith; and

(q)       all other assets and properties of Seller used or held for use primarily in connection with the Mineral Acres, Leases, Lands, Wells or the production of Products attributable thereto located in the States of West Virginia, Kentucky and Virginia.

Section 1.03 Excluded Assets(a) . The Assets do not include, and there is expressly excepted therefrom and reserved to each Seller Party the following (the “Excluded Assets”):

(a)       all of such Seller Party’s corporate minute books and corporate financial records that relate to such Seller Party’s business generally (including the ownership and operation of the Assets);

(b)       all trade credits, all accounts, receivables and all other proceeds, income or revenues attributable to the Mineral Acres, the Leases or the Wells with respect to any period of time prior to the Effective Time;

(c)       all claims and causes of action of any Seller Party arising under or with respect to any Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds);

(d)       all rights and interests of any Seller Party (i) under any policy or agreement of insurance, (ii) under any bond or (iii) to any insurance proceeds or awards pertaining to the Mineral Acres, the Leases or the Wells for the period prior to the Effective Time;

(e)       all of such Seller Party’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property, including any interpretation of data and information, whether geophysical, seismic, technical or otherwise;

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(f)       all documents and instruments of such Seller Party that are protected by an attorney-client privilege (except for title opinions);

(g)       all data and Contracts that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with third parties (provided that Seller shall use commercially reasonable efforts to obtain a waiver from such third party to disclose such data or Contract);

(h)       all audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Effective Time;

(i)       all third party geophysical and other seismic and related technical data and information relating to the Assets to the extent that such geophysical and other seismic and related technical data and information is not transferable without payment of a fee or other penalty (unless Buyer agrees to pay such fee or penalty, in which event the foregoing shall be included as Assets);

(j)       documents prepared or received by Seller or Affiliates of Seller with respect to (i) lists of prospective purchasers for the Assets compiled by Seller or Affiliates of Seller, (ii) bids submitted by other prospective purchasers of the Assets or any interest in the Assets, (iii) analyses by Seller or Affiliates of Seller of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller or its Affiliates or their respective representatives, and any prospective purchaser other than Buyer that relate to the proposed purchase of the Assets and (v) correspondence between Seller or its Affiliates or any of their respective representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement;

(k)       all swaps, derivatives or other hedge Contracts;

(l)       any and all claims of any Seller Party for refunds of, credits attributable to, loss carry forwards with respect to, or similar items relating to (i) taxes attributable to any period (or portion thereof) prior to the Effective Time, (ii) income taxes, and (iii) taxes relating to the ownership or operation of the Assets that are attributable to any period (or portion thereof) prior to the Effective Time;

(m)       the equipment and vehicles described in Schedule 1.03(m); and

(n)       the Records relating solely to the items described in clauses (a) through (m) above maintained by or in the possession of each Seller Party.

Section 1.04 Effective Time. The purchase and sale of the Assets shall be effective as of May 1, 2017, at 12:01 a.m., at the location of the Assets (the “Effective Time”).

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ARTICLE II
PURCHASE PRICE

Section 2.01 Purchase Price. The purchase price for the Assets shall be Twenty-one Million Five Hundred Thousand Dollars ($21,500,000.00), payable as provided in Section 2.04 below (the “Purchase Price”), subject to adjustment and credit as set forth in Section 2.03. The Purchase Price will be allocated among the Properties as set forth on Schedule 5.01(a-1) and Schedule 5.01(a-2) (such amount being referred to herein as the “Allocated Value” with respect to each line item on Schedule 5.01(a-1) or Schedule 5.01(a-2) (each, a “Property” and together, the “Properties”)).

Section 2.02 Deposit. Contemporaneously with the execution of this Agreement, Buyer has deposited with Escrow Agent an amount equal to (■) of the Purchase Price (the “Deposit”). The Deposit, plus any interest accrued thereon, shall be held and distributed by Escrow Agent in accordance with the Escrow Agreement attached hereto as Exhibit B for purposes of effectuating the other provisions of this Agreement pertaining to the Deposit. In the event that the transaction contemplated hereby is not consummated in accordance with the terms hereof, then the Deposit, plus any interest accrued thereon, shall be applied in accordance with the provisions of Section 10.02(b) and Section 10.02(c). In the event that the transaction contemplated hereby is consummated in accordance with the terms hereof, then the Deposit, plus any interest accrued thereon, shall be delivered by the Escrow Agent to the Seller and the aggregate amount thereof applied as a credit to the Purchase Price to be paid by Buyer at Closing.

Section 2.03 Adjustments and Credits to Purchase Price.

(a)       The Purchase Price shall be adjusted upward by the following:

(i)       an amount equal to the posted price in the relevant field as of the Effective Time of all merchantable liquid Products produced from or attributable to the Assets which are in storage above the pipeline connection as of the Effective Time and which have not been sold by Seller prior to the Closing, less an amount equal to all royalties, overriding royalties, taxes, gravity adjustments and other amounts deducted in the ordinary course and consistent with past practices;

(ii)       the amount of all ad valorem, property, production, excise, severance and similar taxes based upon or measured by the ownership of the Assets or the production of Products or the receipt of proceeds therefrom, expenditures and other charges (excluding delay rentals), including, without limitation, prepaid expenses and expenses billed under applicable operating agreements (and, in the absence of an operating agreement, expenses of the sort customarily billed under such agreements), that are paid by or on behalf of Seller and that, in accordance with generally accepted accounting principles, are attributable to the ownership or operation of the Assets from and after the Effective Time;

(iii)      without duplication of adjustments made in accordance with Section 2.03(a)(i) above, net proceeds received by Buyer from the sale of Products produced from or attributable to the Assets prior to the Effective Time and other proceeds received by Buyer relating to the ownership or operation of the Assets that, in accordance with generally accepted accounting principles, are attributable to periods prior to the Effective Time;

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(iv)       overhead charges applicable to the operation of the Assets during the period from the Effective Time to the Closing Date, which shall be Fifty Thousand Dollars ($50,000) per month (which shall be prorated for partial months based on the number of days elapsed);

(v)       the amount, if any, by which the Gas Imbalance Adjustment is more than zero; and

(vi)      any other amount agreed upon by the Parties in writing or set forth in this Agreement as an upward adjustment to the Purchase Price.

(b)       The Purchase Price shall be adjusted downward by the following:

(i)       the amount of all ad valorem, property, production, excise, severance and similar taxes based upon or measured by the ownership of the Assets or the production of Products or the receipt of proceeds therefrom, expenditures and other charges (excluding delay rentals), including, without limitation, expenses billed under applicable operating agreements (and, in the absence of an operating agreement, expenses of the sort customarily billed under such agreements), that are paid by or on behalf of Buyer and that, in accordance with generally accepted accounting principles, are attributable to the ownership or operation of the Assets prior to the Effective Time;

(ii)       net proceeds received by Seller from the sale of Products produced from or attributable to the Assets from and after the Effective Time and other proceeds received by Seller relating to the ownership or operation of the Assets that, in accordance with generally accepted accounting principles, are attributable to periods from and after the Effective Time;

(iii)      an amount equal to unpaid ad valorem, property and similar taxes based upon or measured by the ownership of the Assets that are attributable to periods of time prior to the Effective Time, which amounts shall, to the extent not actually assessed, be computed based on such taxes for the production year of 2016 (such amount to be prorated for the period of Seller’s ownership before and Buyer’s ownership after the Effective Time);

(iv)       an amount equal to the sum of all adjustments to the Purchase Price:

(1)       pursuant to Section 4.10 in respect of preferential purchase rights and consents;

(2)       pursuant to Section 5.02 in respect of Title Defects;

(3)       pursuant to Section 6.02 in respect of Adverse Environmental Conditions;

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(v)       the amount, if any, by which the Gas Imbalance Adjustment is less than zero; and

(vi)       any other amount agreed upon by the Parties in writing or set forth in this Agreement as a downward adjustment to the Purchase Price.

(c)       At least five (5) Business Days prior to the Closing, Seller shall prepare and submit to Buyer a settlement statement (the “Preliminary Settlement Statement”) setting forth each adjustment and credit to the Purchase Price pursuant to this Section 2.03, using for such adjustments and credits the best information then reasonably available. Prior to the Closing, Buyer may notify Seller of any objections to the Preliminary Settlement Statement; provided, however, that Buyer’s failure to notify Seller of objections prior to the Closing shall not be deemed a waiver thereof for the purposes of post-Closing adjustments. The Parties shall use their reasonable efforts to agree on a final Preliminary Settlement Statement no later than one (l) Business Day prior to the Closing. The Purchase Price, adjusted and credited as provided in the final Preliminary Settlement Statement, is referred to herein as the “Preliminary Purchase Price.” If Buyer and Seller are unable to agree upon the final Preliminary Settlement Statement, then the Preliminary Purchase Price shall be as provided in a final Preliminary Settlement Statement reasonably acceptable to Seller, and such dispute shall be resolved in the course of the post-Closing adjustments pursuant to Section 9.01.

Section 2.04 Payment of Purchase Price. The Preliminary Purchase Price (after giving effect to the Deposit, plus any interest accrued thereon, which shall be retained by Seller and applied to the Preliminary Purchase Price in accordance with Section 2.02) shall be payable at the Closing in cash by wire transfer in accordance with such wire transfer instructions as Seller may deliver to Buyer at least two (2) Business Days prior to the Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties of Seller. Each Seller Party, as applicable, represents and warrants severally, not jointly, to Buyer solely as to such Seller Party and such Seller Party’s Ownership Share in the Assets, as of the Execution Date and as of the Closing Date, as follows:

(a)       Organization and Good Standing. Each Seller Party is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to carry on its business and to own and operate oil and gas properties in each jurisdiction in which the Assets are located. The general partner of each Seller Party is duly organized, validly existing and in good standing under the laws of the State of Texas, and is duly qualified to carry on its business and to own and operate oil and gas properties in each jurisdiction in which the Assets are located.

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(b)       Authorization and No Conflict. Each Seller Party has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and each other document executed in connection herewith and to perform its obligations under this Agreement and each other document executed in connection herewith. The Seller Parties’ execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and each other document executed in connection herewith will not (i) violate, or require any consent or approval under any laws applicable to Seller (except for consents and approvals of Governmental Authorities customarily obtained subsequent to transfer) (ii) be in conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, or give rise to a right of termination, cancellation or acceleration of any obligation or creation of a lien under: (i) any provision of the certificate of limited partnership or limited partnership agreements or similar organizational or formation documents of a Seller Party; (ii) any provision of any agreement or instrument to which a Seller Party is a party or by which it is bound (other than this Agreement and any other document executed in connection herewith); or (iii) any judgment, decree, order, statute, rule or regulation applicable to Seller Party or the Assets.

(c)       Enforceability. This Agreement has been, and, if the Closing occurs, the documents to be executed and delivered by Seller Party at the Closing will be, duly authorized, executed and delivered on behalf of Seller Party, and this Agreement constitutes, and, if the Closing occurs, the documents to be executed and delivered by Seller Party at the Closing will be, the legal, valid and binding obligation of Seller Party, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization and other laws for the protection of creditors.

(d)       Brokerage. Seller Party has not incurred any liability, contingent or otherwise, for brokers’ or finders fees’ relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

(e)       Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to Seller Party’s knowledge, threatened against Seller Party or otherwise affecting the Assets.

(f)       Legal Proceedings. Except as set forth on Schedule 3.01(f), there are no lawsuits, actions, proceedings or governmental investigations or inquiries pending or, to Seller Party’s knowledge, threatened in writing against Seller Party that materially affect the ownership or operation of the Assets.

(g)       Taxes.

(i)       To Seller Party’s knowledge, all Asset Taxes that have become due and payable have been properly paid.

(ii)       To Seller Party’s knowledge, all tax returns with respect to Asset Taxes that are required to be filed have been duly and timely filed, and all such tax returns are correct and complete in all material respects.

(iii)      To Seller Party’s knowledge, there are no encumbrances for taxes (including any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with such taxes) on the Assets, other than Permitted Encumbrances.

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(iv)       Seller has not received any written notice of any pending claim (which remains outstanding) from any applicable Governmental Authority for assessment of Asset Taxes and no such claim has been made or threatened.

(v)       No audit, administrative, judicial or other proceeding with respect to Asset Taxes is presently pending with respect to the Assets.

(h)       Compliance with Laws. To Seller Party’s knowledge, the Assets have been owned and operated in compliance with all applicable laws, rules and regulations (excluding, however, Environmental Laws, which are addressed in Section 3.01(i)), except for any nonmaterial noncompliance therewith that would not reasonably be expected to have a Material Adverse Effect.

(i)       Environmental Matters. Except as set forth on Schedule 3.01(i), to Seller Party’s knowledge, Seller Party (i) is in material compliance with all Environmental Laws applicable to the Assets, (ii) has received no notice of any violation of, or investigation relating to, any federal, state or local laws with respect to pollution or protection of the environment relating to the Assets and (iii) has obtained and maintained all environmental permits required in connection with the ownership and operation of the Assets, and has complied with and is in material compliance with all such permits.

(j)       Payout Balances. Except as set forth on Schedule 3.01(j), there are no Assets that are subject to a payout schedule or payout balance that may impact Buyer’s Working Interest or Net Revenue Interest as set forth on Schedule 5.01(a-1) or Schedule 5.01(a-2) after the Effective Time.

(k)       Contracts. To Seller Party’s knowledge, all Contracts constituting a part of and material to the ownership and operation of the Assets (the “Material Contracts”), as described in Schedule 3.01(k), are in full force and effect. To Seller Party’s knowledge, neither Seller nor any other party to the Material Contracts (i) is in breach of or default, or with the lapse of time or the giving of notice, or both, would be in breach or default, with respect to any of its obligations thereunder or (ii) has given or threatened to give written notice of any default under or inquiry into any possible default under, or action to alter, terminate, rescind or procure a judicial reformation of any Material Contract.

(l)       Leases and Royalties. (i) To Seller Party’s knowledge, all Leases are in full force and effect, and Seller Party is not in default with respect to any of its material obligations thereunder, and (ii) all rentals, royalties, overriding royalty interests and other payments due and owing by Seller Party under each of the Leases have been timely and accurately paid, except amounts that are being held in suspense as a result of title issues and issues relating to the location of owners.

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(m)       Liens and Encumbrances. Except for the Permitted Encumbrances, the Assets will be conveyed to Buyer free and clear of all liens, mortgages, claims and encumbrances arising by, through and under Seller, but not otherwise, and at or prior to the Closing, Seller shall cause Seller Party’s lenders or other third parties with liens or encumbrances on the Assets to execute and deliver all documentation necessary to release all such liens and encumbrances.

(n)       Preferential Rights to Purchase. Except as set forth on Schedule 3.01(n), there are no preferential rights to purchase or options to purchase attributable or with respect to any of the Assets that are applicable to the transactions contemplated hereby.

(o)       AFEs. Except as set forth in Schedule 3.01(o), there are no outstanding calls or payments under authorities for expenditures for payments or other capital commitments relating to the Assets which exceed Twenty-five Thousand Dollars ($25,000.00) which are due or which Seller Party has committed to make but which have not been made as of the Effective Time.

(p)       Consents. Except as set forth on Schedule 3.01(p), to Seller Party’s knowledge, none of the Assets, or any portion thereof, is subject to any required third party consents to assignment which may be applicable to the transactions contemplated by this Agreement, except consents and approvals of assignments by third parties or Governmental Authorities that (i) are customarily obtained after Closing, (ii) are not to be unreasonably withheld, or (iii) even if not obtained will not have a Material Adverse Effect.

(q)       Gas Imbalances. Except as set forth on Schedule 3.01(q), (i) there are no aggregate production, pipeline, transportation or processing imbalances existing with respect to the Assets (“Gas Imbalances”) and (ii) Seller has not received any deficiency payments under gas contracts for which any party has a right to take deficiency gas from Seller, nor has Seller received any payments for production which are subject to refund or recoupment out of future production.

(r)       Suspense Amounts. Except for the monies held in suspense and for the account of third parties as set forth on Schedule 3.01(r) (“Suspense Amounts”), there are no monies held in suspense and for the account of third parties as of the Closing Date.

(s)       No Active Coal Mining. Except as set forth on Schedule 3.01(s), to Seller Party’s knowledge, as of the Effective Time, there are no active coal mining permits or coal mining activities affecting the Assets.

(t)       Permits and Licenses. With respect to Assets for which Seller is the operator, Seller or to Seller Party’s knowledge, its predecessor (i) has acquired all material permits, licenses, approvals and consents from appropriate Governmental Authorities to conduct operations on the Assets in compliance with applicable laws, rules, regulations, ordinances and orders, and (ii) is in material compliance with all such permits, licenses, approvals and consents. To Seller Party’s knowledge with respect to the Assets not operated by Operator, the operator thereof (x) has acquired all material permits, licenses, approvals and consents from appropriate Governmental Authorities to conduct operations on the Properties in compliance with applicable laws, rules, regulations, ordinances and orders and (y) is in material compliance with all such permits, licenses, approvals and consents.

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(u)       Take-or-Pay or Bonus Payments. Seller is not obligated, under a take-or-pay or similar arrangement, or by virtue of an election to non-consent or not participate in a past or current operation on an Asset pursuant to the applicable operating agreement, to produce Products, or allow Products to be produced, without receiving full payment at the time of delivery in an amount that corresponds to the Net Revenue Interest in the Production attributable to an Asset. No third party has any right, retained, springing or otherwise, to production, cash bonus payments or profits or other rights in the Assets including rights retained by prior owners at the time of the sale of the Assets to Seller to receive production, cash bonus payments or profits from the Assets if the price of oil exceeds a threshold amount.

(v)       Receipt of Revenues. To Seller Party’s knowledge, Seller is timely receiving, in all material respects, its share of proceeds from the sale of Production from the Assets without suspense, counterclaim or set-off.

(w)       Fair Market Value. In preparing to dispose of the Assets in this Agreement, Seller engaged in an auction sale customary with industry practice. As a result of the process, Seller selected Buyer’s bid, which Seller recognizes as a commercially fair offer. Neither the Seller, nor its Affiliates, has any information, and will not assert, that the Purchase Price does not reflect a purchase of the Assets at fair market value.

(x)       Labor Matters. With respect to the Relevant Employees, (i) no labor union or labor organization represents or claims to represent any Relevant Employees and no union organizational activity affecting the Relevant Employees is presently being made or, to Seller Party’s knowledge, threatened, and (ii) no collective bargaining agreements are in effect with respect to any Relevant Employees and there is not presently pending, or to Seller Party’s knowledge, threatened any application for certification of a collective bargaining agent with any Governmental Authority.

(y)       Current Bonds. Schedule 4.06 lists all bonds, letters of credit and other similar instruments maintained by Operator or any Seller Party or any of its respective Affiliates with respect to the Assets.

(z)       Plugging and Abandonment Obligations. To Seller Party’s knowledge, neither Operator nor such Seller Party is currently obligated by a consent order (or by any written instruction of a Governmental Authority) to plug and abandon any of the Wells. With respect to the Wells that have been plugged and abandoned by a Seller Party, all of such Wells have been plugged or reclaimed in accordance with all applicable requirements of each Governmental Authority having jurisdiction over the Assets.

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(aa) As used herein, “Seller Party’s knowledge” or words of similar import mean the actual knowledge (after reasonable due inquiry) of any of the persons identified on Schedule 3.01(aa). With respect to any representation or warranty pertaining to any Asset not operated by Seller Party, such representation or warranty shall be deemed to be limited to Seller Party’s knowledge with respect to such non-operated Asset (unless such representation or warranty is already qualified by knowledge).

(bb) As used herein, “Material Adverse Effect” means an event or circumstance that, individually or in the aggregate, results in a material adverse effect on the ownership, operation or value of the Assets taken as a whole and as currently operated as of the Execution Date or a material adverse effect on the ability of Seller Party to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that the term “Material Adverse Effect” shall not include any material adverse effect resulting from: (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) any action or omission of a Seller Party taken in accordance with the terms of this Agreement or with the prior consent of Buyer; (c) changes in general market, economic, financial or political conditions or the price of Products; (d) changes in conditions or developments generally applicable to the oil and gas industry; (e) acts of God, including hurricanes, storms or other naturally occurring events; (f) acts or failures to act or requirements of a Governmental Authority; (g) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (h) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (i) any reclassification or recalculation of reserves in the ordinary course of business; (j) a change in laws and any interpretations thereof from and after the Execution Date; (k) changes in service costs generally applicable to the oil and gas industry in the United States; (l) strikes and labor disturbances; and (m) natural declines in well performance.

Section 3.02 Representation and Warranties of Operator. Operator represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

(a)       Agent of Seller. To the extent that Operator has entered into any Material Contracts or other agreements with a third party as the “operator” of the Assets or performed any other actions related thereto, it did so only in its capacity as an agent of each other Seller Party and not otherwise.

Section 3.03 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

(a)       Organization and Good Standing. Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is or, as of Closing, will be duly qualified to carry on its business and to own and operate oil and gas properties in each jurisdiction in which the Assets are located.

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(b)       Authorization and No Conflict. Buyer has all requisite power and authority to carry on its business as presently conducted and has all requisite power and authority to enter into this Agreement and each other document executed in connection herewith, to purchase the Assets on the terms described in this Agreement and to perform its other obligations under this Agreement and each other document executed in connection herewith. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with or give rise to a right of termination, cancellation or acceleration of any obligation or creation of a lien under: (i) any provision of the organizational or formation documents of Buyer; (ii) any provision of any agreement or instrument to which Buyer is a party or by which it is bound (other than this Agreement); or (iii) any judgment, decree, order, statute, rule or regulation applicable to Buyer.

(c)       Enforceability. This Agreement has been, and, if the Closing occurs, the documents to be executed and delivered by Buyer at the Closing will be, duly authorized, executed and delivered on behalf of Buyer, and this Agreement constitutes, and, if the Closing occurs, the documents to be executed and delivered by Buyer at the Closing will be, the legal, valid and binding obligation of Buyer, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization and other laws for the protection of creditors.

(d)       Brokerage. Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders fees’ relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

(e)       Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to the knowledge of Buyer, threatened against Buyer.

(f)       Experience and Sophistication; Independent Investigation; Own Account. Buyer is an experienced oil and gas company and experienced in oil and gas operations. Buyer has entered into this Agreement on the basis of its own independent judgment and analysis. Buyer is in the business of purchasing and owning oil and gas properties. The Assets to be acquired by Buyer pursuant to this Agreement are being acquired by it for its own account for investment purposes and not for distribution within the meaning of any securities law. In acquiring the Assets, Buyer is acting in the conduct of its own business and not under any specific contractual commitment to any third party, or any specific nominee agreement with any third party, to transfer to, or to hold title on behalf of, such third party, with respect to all or any part of the Assets.

(g)       No Financing Required. Buyer will have at the Closing all funds necessary to pay the Preliminary Purchase Price and any other amounts contemplated by this Agreement to be paid at Closing. Buyer’s ability to consummate the transactions contemplated hereby is not contingent on its ability to secure financing or to complete any public or private placement of securities prior to or upon Closing.

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Section 3.04 Disclaimer of Representations and Warranties.

(a)       BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED OTHER THAN AS SPECIFICALLY SET FORTH IN THIS AGREEMENT or any document executed in connection herewith INCLUDING, BUT NOT LIMITED TO, RELATING TO THE CONDITION OF ANY REAL OR IMMOVABLE PROPERTY, PERSONAL OR MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING PART OF THE ASSETS INCLUDING, WITHOUT LIMITATION: (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY; (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS; (iv) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE; (v) ANY IMPLIED OR EXPRESS WARRANTY, INCLUDING WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT; OR (vi) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, INCLUDING, WITHOUT LIMITATION, NATURALLY OCCURRING RADIOACTIVE MATERIAL OR ASBESTOS, OR PROTECTION OF THE ENVIRONMENT OR HEALTH. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH, IT IS THE EXPRESS INTENTION OF BUYER AND SELLER THAT THE REAL OR IMMOVABLE PROPERTY, PERSONAL OR MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES SHALL BE CONVEYED TO BUYER AS IS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR. BUYER REPRESENTS TO SELLER THAT BUYER WILL MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE REAL OR IMMOVABLE PROPERTY, PERSONAL OR MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS BUYER DEEMS APPROPRIATE AND, EXCEPT FOR BUYER’S REMEDIES WITH RESPECT TO ADVERSE ENVIRONMENTAL CONDITIONS AS PROVIDED IN ARTICLE VI HEREIN OR CLAIM FOR INDEMNIFICATION FOR BREACH OF A REPRESENTATION OR WARRANTY PROVIDED IN Section 9.05(b) HEREOF, BUYER WILL ACCEPT THE REAL OR IMMOVABLE PROPERTY, PERSONAL OR MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

(b)       EXCEPT AS PROVIDED IN Section 3.01, SELLER HEREBY EXPRESSLY NEGATES AND DISCLAIMS, AND BUYER HEREBY WAIVES AND ACKNOWLEDGES THAT SELLER HAS NOT MADE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO: (i) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO BUYER BY OR ON BEHALF OF SELLER; OR (ii) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GEOLOGICAL OR GEOPHYSICAL DATA OR INTERPRETATIONS, OR THE QUALITY, QUANTITY, RECOVERABILITY OR COST OF RECOVERY.

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(c)       EXCEPT AS PROVIDED IN Section 3.02, OPERATOR HEREBY EXPRESSLY NEGATES AND DISCLAIMS, AND BUYER HEREBY WAIVES AND ACKNOWLEDGES THAT OPERATOR HAS NOT MADE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO: (i) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO BUYER BY OR ON BEHALF OF OPERATOR; OR (ii) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GEOLOGICAL OR GEOPHYSICAL DATA OR INTERPRETATIONS, OR THE QUALITY, QUANTITY, RECOVERABILITY OR COST OF RECOVERY.

Section 3.05 Disclosure Schedules.

(a)       Any fact, circumstance or matter disclosed on any of the schedules to this Agreement shall be deemed to qualify each and all of Seller Party’s representations and warranties to the extent that it is readily apparent that such fact, circumstance, or matter disclosed on such schedule is applicable to such other representation or warranty and, if such requirement is satisfied, Buyer shall not be entitled to claim that any such fact, circumstance or matter constitutes a breach of any of Seller Party’s representations or warranties contained herein.

(b)       On one or more occasions but not later than three (3) days prior to the Closing Date, Seller may prepare and deliver to Buyer revised schedules to this Agreement relating to the representations and warranties set forth in Section 3.01(i), which revised Schedules may include new Schedules to the extent that any of the representations and warranties set forth in Section 3.01(i) do not provide for schedules, reflecting events or changes in circumstances occurring after the date of this Agreement; provided, however, that Seller shall notify Buyer as soon as reasonably practicable of any such events or changes in circumstances requiring such revisions. In the event that Seller revises or supplements the schedules prior to the Closing, any such revised or supplemental schedules shall be for informational purposes only and of no force or effect in connection with determining whether the condition to Buyer’s obligation to consummate the Closing set forth in Section 7.02(a) has been satisfied. In the event that the Closing occurs, then for the sole purposes of the indemnification provisions set forth in in Section 3.01(i), any representations and warranties of Seller as set forth in Section 3.01(i) shall be subject to, and modified by, any such timely delivered revisions or supplements to the schedules to this Agreement to the extent any such events or changes in circumstances arose or occurred solely after the date of this Agreement.

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ARTICLE IV
COVENANTS

Section 4.01 General. Each of Buyer and Seller shall use its reasonable efforts in good faith to take all actions and to do all things necessary or advisable in order to consummate and make effective the purchase and sale of the Assets contemplated by this Agreement, including satisfaction of the closing conditions set forth in ARTICLE VII.

Section 4.02 Records. From and after the date of this Agreement and until the Closing Date, Seller will make the Records available to Buyer for examination at a location designated by Seller and subject to such other reasonable limitations as Seller may require.

Section 4.03 Access to Operated Assets. From and after the date of this Agreement and until the Closing Date, Seller shall permit Buyer’s officers, employees, agents and advisors, at Buyer’s sole risk and expense, to (i) have reasonable access to the operated Assets (so long as such access occurs during normal business hours or at mutually agreeable times and does not unreasonably interfere with the operation of the Assets) to observe the condition, use and operation of the Assets and to facilitate the transactions contemplated by this Agreement and (ii) otherwise perform due diligence activities, including title searches and physical and environmental investigations and inspections of the Assets to the extent reasonably necessary to conduct and prepare a Phase I Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527-05) covering such Assets (“Phase I”); provided, however, that Buyer shall not conduct any other physical environmental examination (including, but not limited to a Phase II Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase II Environmental Site Assessment Process (Publication Designation: E1903-97) (“Phase II”)) or any other soil or water tests or borings or other invasive tests or examinations with respect to the Assets without the prior written consent of Seller. Notwithstanding the foregoing, if Buyer has support in the form of written documentation from a third party environmental consulting firm or similar advisor to conduct and prepare a Phase II, and Seller does not consent, Buyer will have the option to exclude the affected Assets from this Agreement and the Purchase Price shall be reduced by the Allocated Value of any such excluded Assets. Buyer agrees to maintain the confidentiality of all information acquired by Buyer pursuant to this Section 4.03 in accordance with the terms of the Confidentiality Agreement, the terms of which, the Parties agree, shall be applicable to Seller and Buyer under this Agreement, as if Seller and Buyer were the parties thereto instead of EnergyNet, Inc. and Carbon Natural Gas Company, an Affiliate of Buyer. Buyer agrees to indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Damages arising out of or relating to access to the Assets prior to the Closing by Buyer, even if caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any Seller Indemnified Parties (but excluding gross negligence or willful misconduct on the part of any Seller Indemnified Parties).

Section 4.04 Access to Non-Operated Assets. From and after the date of this Agreement and until the Closing Date, with respect to non-operated Assets, subject to any necessary third party operator approval and Buyer’s execution of any agreement required by such third party operator, Seller shall permit Buyer and its representatives at reasonable times and at Buyer’s sole risk, cost and expense, to conduct reasonable inspections of the Assets (including an environmental assessment); provided, however, Buyer acknowledges and agrees that (i) Seller does not control and cannot be responsible for securing Buyer access to any non-operated Assets, (ii) Buyer must arrange access to the non-operated Assets through the operator thereof, (iii) Buyer shall repair any damage to the Assets resulting from such inspections, and (iv) Buyer agrees to indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Damages arising out of or relating to access to such non-operated Assets prior to the Closing by Buyer, even if caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any Seller Indemnified Parties (but excluding gross negligence or willful misconduct on the part of any Seller Indemnified Parties).

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Section 4.05 Conduct of Seller’s Business. From and after the date of this Agreement and until the Closing Date, Seller agrees, unless specifically waived by Buyer in writing, as follows:

(a)       Subject to the provisions of applicable operating and other agreements, Seller shall cause ENERVEST OPERATING, L.L.C. to operate, maintain and administer the Assets in a good and workmanlike manner, consistent with its past practices as a reasonably prudent operator and shall maintain, or cause to be maintained, the existing insurance with respect to the Assets;

(b)       Except for emergency action taken in the face of risk to life, property or the environment (in which case Seller shall promptly notify Buyer of the cause, the amount expended and contracts and commitments relating to same), Seller shall submit to Buyer for prior written approval, which approval shall not be unreasonably withheld, all requests for capital expenditures and all proposed new contracts and agreements relating to the Assets that involve individual commitments of more than Seventy-five Thousand Dollars ($75,000.00), net to Seller’s interest;

(c)       Seller will not sell, farmout, encumber or dispose of any of the Assets, except pursuant to existing preferential purchase rights that are exercised prior to the Closing;

(d)       Seller will not enter into any material new contract affecting the Assets or modify, amend in any material respect or terminate any Lease or existing Contract or enter into any new sales contracts or supply contracts with a term of more than thirty (30) calendar days;

(e)       Seller will not settle any claim, action or proceeding relating to the Assets that is in excess of Seventy-five Thousand Dollars ($75,000.00), net to Seller’s interest, without Buyer’s written consent, which consent shall be timely and shall not be unreasonably withheld;

(f)       Seller will not plug any Well capable of production of Products in commercial quantities; and

(g)       Buyer acknowledges that Seller owns an undivided interest in certain of the Assets, and Buyer agrees that the acts or omissions of the other working interest owners who are not affiliated with Seller shall not constitute a violation of the provisions of this Section 4.05, nor shall any action required by a vote of working interest owners constitute such a violation so long as Seller has voted its interest in a manner that complies with the provisions of this Section 4.05 and Section 4.07.

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Section 4.06 Bonds. The Parties understand that no bonds, letters of credit and guarantees relating to the Assets are to be transferred to Buyer. On or before Closing, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for the bonds, letters of credit and guarantees set forth on Schedule 4.06 (but only to the extent such replacements are necessary or required under the Contracts or by applicable laws and regulations).

Section 4.07 Selection of Operator. If requested by Buyer, Seller will poll the parties to applicable joint operating agreements or plans of unitization before the Closing to select a successor Operator and will recommend and shall vote in favor of the selection of Buyer as successor Operator (to the extent authorized under the applicable joint operating agreement or plan of unitization). The form of such poll must be approved by Buyer. The poll may stipulate that Seller will not resign as Operator unless and until the Closing occurs. Regardless of whether a successor Operator has been selected, at the Closing, Seller may resign as Operator under all applicable joint operating or similar agreements. Buyer’s selection as Operator, whether under a joint operating or similar agreement or pursuant to applicable laws and regulations, is not a condition of Buyer’s performance under this Agreement.

Section 4.08 Employees.

(a)       At the sole discretion of Buyer, Buyer shall have the opportunity to interview and retain or make offers of employment to any members of Seller’s workforce with respect to the Assets who are discharged by Seller prior to or after the Closing (the “Relevant Employees”). Within five (5) Business Days of the Execution Date, Seller shall deliver to Buyer a true, correct and complete list of the names of all Relevant Employees, the rates of pay for each, and all commission, bonus, benefits or other compensation or expense reimbursement or allowance arrangements between Seller and any of the Relevant Employees.

(b)       Upon the Execution Date, Seller shall provide Buyer with access to and an opportunity to interview all of the Relevant Employees upon advance written notice to Seller. Such interviews shall be conducted at a mutually convenient place, during normal business hours.

(c)       Upon the completion of the interviews set forth in Section 4.08(b), but in any event at least fourteen (14) days prior to the Closing Date, Buyer or its Affiliate shall have the right but not the obligation to issue written offers of employment to those Relevant Employees selected by Buyer or its Affiliates in their sole and exclusive discretion, with such employment offers to be conditioned on the Closing and effective from and after the Closing Date (or, if any Relevant Employee who receives such an offer is on a leave of absence, effective from and after the date such Relevant Employee returns to active employment). Not less than five (5) days before the Closing Date, Buyer shall provide written notice to Seller as to the identities of each Relevant Employee that has accepted an offer of employment from Buyer or its Affiliate (the “Continuing Employees”). Seller or its Affiliate shall continue the employment of the Continuing Employees until the Closing Date and will accept the resignation or terminate the employment of the Continuing Employees effective as of immediately before the Closing Date (or such later date with respect to a Continuing Employee on a leave of absence). On or before the Closing Date, Seller may terminate the employment of all such other Relevant Employees who do not receive and accept a written offer of employment from Buyer and who are not Continuing Employees.

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(d)       Buyer shall provide or cause its Affiliate to provide to each Continuing Employee the same base salary and bonus and incentive opportunities, and other employee benefits that are substantially comparable in the aggregate to the compensation and benefits provided to employees holding similar positions with Buyer or such Affiliate.

(e)       Buyer shall have no liability for any Relevant Employee who does not receive an offer of employment and Seller shall be responsible for and shall retain sole liability for any and all severance payments or other termination benefits or compensation, if any, due to such Relevant Employees.

Section 4.09 Pre-Closing Covenants and Agreements of Buyer. Buyer covenants and agrees with Seller that Buyer shall maintain its status as a limited liability company and shall assure that as of the Closing Date it will not be under any material limited liability company or contractual restriction that would prohibit or delay the timely consummation of the transaction contemplated herein.

Section 4.10 Preferential Rights and Consents.

(a)       Within five (5) Business Days after execution of this Agreement, Seller shall send notices to the holders of preferential rights or consents to assign under joint operating agreements (which consents, for purposes of this Agreement, shall be treated as preferential rights under Section 4.10(b) through (d) below) applicable to the transactions contemplated hereby. The form and content of all solicitations for the waivers affecting the Assets shall be determined by Seller, after consultation with Buyer, and shall not be inconsistent with any of the terms of this Agreement.

(b)       In the event a third party exercises an applicable preferential right to purchase any of the Assets prior to the Closing Date (and does not, prior to the Closing, subsequently waive such preferential purchase right) or a preferential right has not expired prior to the Closing Date, the affected Assets shall be removed from this Agreement and the Purchase Price shall be reduced by the Allocated Value of such Assets. For a period of ninety (90) days after the Closing Date, Seller may, from time to time, notify Buyer in writing if the holder of such exercised preferential right has withdrawn its exercise thereof or has failed to close or the applicable preferential right has expired (without challenge or comment from the holder of such preferential right). Within ten (10) Business Days after Buyer’s receipt of such notice, Seller shall sell, assign and convey to Buyer, and Buyer shall purchase and accept from Seller, the affected Assets pursuant to the terms of this Agreement and for the Allocated Value thereof (as adjusted pursuant to Section 2.03).

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(c)       Subject to Section 4.10(b), if on the Closing Date preferential purchase rights applicable to any of the Assets have not expired or been waived, the affected Assets shall be excluded from the Assets delivered at the Closing and the Purchase Price shall be reduced by the Allocated Value of such Assets. The Parties shall conduct a subsequent closing ninety (90) days after the Closing Date (the “Second Closing”) with respect to each of the excluded Assets for which the applicable preferential purchase rights have expired or been waived. If any preferential purchase rights have neither expired nor been waived within ninety (90) days after the Closing Date, the affected Assets, automatically and without need to amend this Agreement, shall be removed from this Agreement and the Parties shall have no further obligations to each other with respect to the same, unless Seller and Buyer agree in writing to proceed with a closing on such Assets.

(d)       If more than ninety (90) days after the Closing, a third party exercises an applicable preferential right to purchase any of the Assets of which Seller and Buyer were not aware prior to the expiration of such period, then Buyer shall sell, assign and convey the affected Asset to such third party and Buyer shall be entitled to receive and collect the proceeds of the purchase, either from such third party directly or from any Seller Party that receives and collects such proceeds. This provision shall survive the Closing for the statute of limitations.

(e)       Seller will use reasonable efforts to obtain any other required consents (other than third party or Governmental Authority consents customarily obtained post-Closing, consents under joint operating agreements described in Section 4.10(a) or other approvals customarily obtained post-Closing) for the valid assignment of any Asset with an Allocated Value of greater than zero prior to the Closing. If on the Closing Date any such consents have not been obtained, and the failure to obtain such consent could reasonably be expected (A) to cause the assignment of the Assets affected thereby to Buyer to be void or voidable, (B) to cause the termination or loss of a contract or an Asset under the express terms thereof or (C) to result in a Material Adverse Effect, then Buyer shall have the right to elect that any such affected Asset (a “Hard Consent Asset”) not be transferred to Buyer at Closing. In such cases, such Hard Consent Asset shall be retained by Seller and the Purchase Price shall be reduced by the Allocated Value of such Hard Consent Asset. If an unsatisfied consent requirement with respect to a Hard Consent Asset for which an adjustment is made to the Purchase Price is subsequently satisfied prior to the date that is ninety (90) days after the Closing, the Parties shall include such Hard Consent Asset in the Second Closing at which (y) Seller shall convey such Hard Consent Asset to Buyer in accordance with this Agreement, and (z) Buyer shall pay an amount equal to the Allocated Value of such Hard Consent Asset to Seller. If such consent requirement is not satisfied within ninety (90) days after the Closing, the affected Hard Consent Assets, automatically and without need to amend this Agreement, shall be removed from this Agreement and the Parties shall have no further obligations to each other with respect to the same, unless Seller and Buyer agree in writing to proceed with a closing on such Hard Consent Assets. If on the Closing Date any other consents (other than consents relating to Hard Consent Assets) have not been obtained the affected Assets nevertheless shall be delivered at the Closing and the Allocated Value therefor shall be included in the Purchase Price, but after the Closing Seller shall continue its efforts to obtain such consents on a case by case basis as agreed upon by Buyer and Seller.

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Section 4.11 Casualty Loss. If, subsequent to the date of this Agreement and prior to the Closing, all or any portion of the Assets are (i) destroyed by fire or other casualty or (ii) are taken in condemnation or under the right of eminent domain (or proceedings for such purposes are pending or threatened) (collectively, “Casualty Loss”), Buyer shall purchase the affected Assets notwithstanding any such Casualty Loss and the Purchase Price shall not be adjusted. At the Closing Seller shall pay to Buyer all sums paid to Seller by third parties by reason of the Casualty Loss, and shall assign, transfer and set over or subrogate unto Buyer all of the right, title and interest of Seller in and to any unpaid awards or other payments from third parties arising out of the Casualty Loss. Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of any Casualty Loss without first obtaining the written consent of Buyer, such consent not to be unreasonably withheld.

Section 4.12 Names. As soon as reasonably possible after the Closing, but in no event later than sixty (60) days after the Closing, Buyer shall remove the names of Seller, including “ENERVEST OPERATING, L.L.C.” and all variations thereof, from all of the Assets and make the requisite filings with, and provide the requisite notices to, the appropriate Governmental Authorities to place the title or other indicia of ownership, including operation of the Assets, in a name other than any name of Seller or any variations thereof.

Section 4.13 Transition Services. If after the Execution Date Buyer and Seller determine that Buyer requires transition services after the Closing, the Parties shall negotiate in good faith to enter into a transition services agreement pursuant to which Seller shall provide certain services to Buyer.

ARTICLE V
TITLE MATTERS

Section 5.01 Definitions.

(a)       The term “Good and Defensible Title” shall mean such title held by each Seller Party on the Effective Time which, except for and subject to the Permitted Encumbrances: (i) entitles each Seller Party to receive its Ownership Share as to each Property of not less than the Net Revenue Interest set forth on Schedule 5.01(a-1) or Schedule 5.01(a-2) of the Products produced and saved from such Property for the life of such Property; (ii) obligates each Seller Party to bear its Ownership Share of costs and expenses relating to the drilling, maintenance, development, operation and plugging and abandonment of a Property (or the Wells located thereon) in an amount not greater than the Working Interest set forth in Schedule 5.01(a-1) or Schedule 5.01(a-2) for such Property (unless there is a proportionate increase in the corresponding Net Revenue Interest) for the life of such Property; (iii) is free and clear of liens, mortgages, charges, encumbrances, security agreements, interests, claims, defects and similar burdens; and (iv) with respect to each Property on Schedule 5.01(a-2), entitles each Seller Party to the number of Net Acres set forth on Schedule 5.01(a-2), with respect to such Property. With respect to the Lender Liens and the NPORRI, Buyer and Seller acknowledge and agree that (xi) the Lender Liens and the NPORRI are not Permitted Encumbrances, (xii) prior to or at Closing, Seller shall deliver to Buyer releases of the Lender Liens, (xiii) prior to or at Closing, Seller shall deliver evidence reasonably satisfactory to Buyer that the NPORRI Holder has re-conveyed prior to Closing the NPORRI burdening the Assets, and (xiv) provided that Seller discharges its obligation under Section 5.01(a)(xii) and Section 5.01(a)(xiii), the Lender Liens and the NPORRI shall not serve as a basis for a Title Defect on which Seller may rely for any purpose under this ARTICLE V.

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(b)       The term “Permitted Encumbrances,” as used herein, means:

(i)       lessors’ royalties, overriding royalties (other than the NPORRI), unitization and pooling designations and agreements, reversionary interests and similar burdens that do not reduce the Net Revenue Interest for any Property below that shown on Schedule 5.01(a-1) or Schedule 5.01(a-2) for such Property or increase the Working Interest for any Property above that set forth on Schedule 5.01(a-1) or Schedule 5.01(a-2) for such Property without a proportionate increase in the corresponding Net Revenue Interest;

(ii)       third party consents required for the transfer of any of the Assets which (i) are obtained prior to the Closing, (ii) if not obtained do not cause the affected Asset to be a Hard Consent Asset, or (iii) are required consents, notices to, filings with, or other actions by Governmental Authorities which are customarily obtained post-Closing;

(iii)       preferential rights to purchase all or any portion of the Assets that are set forth on Schedule 3.01(n);

(iv)       easements, rights-of-way, servitudes, licenses and permits on, over, across or in respect of any of the Assets not materially interfering with the operation, exploration, development, value or use of any Assets;

(v)       materialmen’s, mechanics’, repairmen’s, employees’, contractors’, operators’, tax and other similar liens or charges arising in the ordinary course of business incidental to the construction, maintenance or operation of any of the Assets: (A) that are not delinquent; or (B) if delinquent, are being contested in good faith by appropriate action and for which Seller indemnifies Buyer subsequent to Closing;

(vi)       any rights related to coal, coal seams or coal mining, whether statutory or otherwise, other than rights to explore for, develop and produce coalbed methane and associated Products and rights attendant thereto;

(vii)       any claim or potential claim that results from the ambiguity and lack of definitive case law surrounding which estate in land owns the right to develop the coalbed methane under applicable law in the jurisdiction in which the Asset in question is located; and

(viii)       any other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects or irregularities of any kind whatsoever affecting the Assets that, individually or in the aggregate, (i) do not materially reduce the value of or materially interfere with the use, ownership or operation of the Assets subject thereto or affected thereby, (ii) would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties, (iii) do not prevent Seller from receiving the proceeds of production, and (iv) do not operate to: (A) reduce the Net Revenue Interest for any Property below that set forth on Schedule 5.01(a-1) or Schedule 5.01(a-2) for such Property; or (B) increase the Working Interest for any Property above that set forth on Schedule 5.01(a-1) or Schedule 5.01(a-2) for such Property without a proportionate increase in the corresponding Net Revenue Interest.

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(c)       The term “Title Defect” as used herein shall mean any encumbrance or defect in Seller’s title to the Mineral Acres or the Leases that renders a Seller Party’s title to the Mineral Acres or the Leases to be less than Good and Defensible Title.

(d)       The term “Title Benefit” as used herein shall mean any condition that (i) entitles a Seller Party (and the Buyer, after Closing) to receive as to a Property set forth in Schedule 5.01(a-1) or Schedule 5.01(a-2) a greater Net Revenue Interest than that set forth on Schedule 5.01(a-1) or Schedule 5.01(a-2) for such Property; or (ii) obligates a Seller Party (and the Buyer, after Closing) to bear costs and expenses relating to the drilling, maintenance, development and operation and plugging and abandonment of a Property in an amount less than the Working Interest set forth in Schedule 5.01(a-1) or Schedule 5.01(a-2) for such Property, unless there is a proportionate decrease in the corresponding Net Revenue Interest.

Section 5.02 Title Defect Adjustments.

(a)       No action (including no adjustment to the Purchase Price) shall be required under Section 5.02(c) below in respect of any individual Title Defect unless the value of such Title Defect equals or exceeds a threshold of (■) with respect to a Property. With respect to all Title Defects meeting such threshold, no action (including no adjustment to the Purchase Price) shall be required under Section 5.02(c) except and only to the extent that the aggregate value of all such Title Defects and all timely asserted Adverse Environmental Conditions meeting the individual claim threshold set forth in Section 6.02(a), net of all Title Benefit Offsets, exceeds a deductible equal to one and (■) of the Purchase Price as to all Seller Parties.

(b)       Buyer shall give Seller written notice of any Title Defects alleged by Buyer within forty-five (45) days after the Execution Date. Such notice (a “Defect Notice”) shall be in writing and shall include: (i) a description of each Title Defect; (ii) the Allocated Value of the Properties affected by each Title Defect; (iii) the amount by which Buyer believes the Allocated Value of each of such Properties has been reduced because of each Title Defect, and (iv) documentation or other evidence reasonably supporting Buyer’s assertion of each Title Defect and the reduction in Allocated Value asserted pursuant to the preceding clause (iii) with respect thereto, including the specific computations on which Buyer is relying for such reduction. For the purposes of this Section 5.02(b), Buyer shall be deemed to have waived all Title Defects of which Seller has not been given timely notice and all Title Defects that do not meet the requirements set forth in Section 5.02(a). All adjustments to the Purchase Price based on Title Defects will be based on the Allocated Values attributable to the affected Properties. Upon timely delivery of a Defect Notice under this Section 5.02, Buyer and Seller Party will in good faith negotiate the validity of the Title Defect and the amount of any adjustment to the Purchase Price using the following criteria:

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(i)       If the alleged Title Defect is based on owning a Net Revenue Interest in a Property which is less than the Net Revenue Interest percentage necessary for the Seller Party to have had Good and Defensible Title in such Property, then a downward adjustment to the Purchase Price shall be calculated by multiplying the Allocated Value set forth on Schedule 5.01(a-1) or Schedule 5.01(a-2) for such Property by a fraction, the numerator of which is an amount equal to the Net Revenue Interest percentage necessary for the Seller Party to have had Good and Defensible Title to such Property, less the Net Revenue Interest to which the Seller Party is actually entitled taking such Title Defect into account, and the denominator of which is the Net Revenue Interest percentage necessary for the Seller Party to have had Good and Defensible Title to such Property.

(ii)       If the Title Defect is based on a lien upon a Property that is liquidated in amount, then the adjustment is the lesser of the amount necessary to remove such lien from the affected Property or the Allocated Value of the affected Property.

(iii)       If the Title Defect is based on an obligation, burden or liability upon a Property for which the Buyer’s economic detriment is not liquidated but can be estimated with reasonable certainty, then, subject to the other provisions hereof, the adjustment is the lesser of the amount necessary to compensate Buyer for the adverse economic effect on the affected Property or the Allocated Value of the affected Property.

(iv)       If the Title Defect is based on owning fewer Net Acres in a Property that is identified on Schedule 5.01(a-2) than those represented on Schedule 5.01(a-2), then the adjustment shall be calculated by multiplying the Allocated Value set forth for such Property on Schedule 5.01(a-2) by a fraction, the numerator of which is the number of Net Acres shown on Schedule 5.01(a-2) for such Property minus the actual number of Net Acres owned within such Property taking into account such Title Defect, and the denominator of which is the number of Net Acres shown on Schedule 5.01(a-2) for such Property.

(c)       Subject to the limitations contained in Section 5.02(a), a Property affected by a Title Defect shall be excluded from the Assets to be purchased by Buyer hereunder and the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Property unless, prior to one (1) day before the Closing Date, either: (i) the Title Defect has been cured by Seller to the reasonable satisfaction of Buyer; (ii) Buyer agrees to waive the relevant Title Defect and purchase the affected Asset(s) notwithstanding such Title Defect; or (iii) if such Title Defect is described in Section 5.02(b), Buyer and Seller agree upon a reduction of the Purchase Price with respect to such Title Defect in accordance with the provisions thereof.

(d)       With respect to any Property affected by a Title Defect which is excluded from the Assets pursuant to Section 5.02(c), Seller shall have ninety (90) days after the Closing to cure any such Title Defect, and to the extent that such Title Defect is cured to Buyer’s reasonable satisfaction or waived by Buyer, the Parties shall include in the Second Closing each of the excluded Assets for which the Title Defects have been cured or waived. If any Title Defects have not been cured by Seller or waived by Buyer by the date of the Second Closing, then either Party shall have the right to elect to have the validity of such Title Defect and the amount of any adjustment to the Purchase Price determined by an Independent Expert pursuant to ARTICLE XI.

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Section 5.03 Title Benefit Offsets. Buyer shall promptly notify each Seller Party of any Title Benefits identified by Buyer prior to the Closing, such notice to include a description of the Title Benefit and the Properties affected. Each Seller Party shall give Buyer written notice of any Title Benefits alleged by each Seller Party at least ten (10) days prior to the Closing Date. Such notice (a “Benefit Notice”) shall be in writing and shall include: (i) a description of each Title Benefit; (ii) the Allocated Value of the Properties affected by each Title Benefit; (iii) the amount by which each Seller Party believes the value of each of such Properties has been increased because of each Title Benefit; and (iv) documentation or other evidence reasonably supporting each Seller Party’s assertion of each Title Benefit and the increase in value asserted pursuant to the preceding clause (iii) with respect thereto. The upward adjustment to the Purchase Price in respect of each Title Benefit shall be determined in the same manner as provided in Section 5.02 with respect to Title Defects (in each case, a “Title Benefit Offset”). Each Seller Party shall be deemed to have waived all Title Benefits of which Buyer has not been given timely notice. All Title Benefit Offsets shall be netted against the value of Title Defects and Adverse Environmental Conditions as provided in Section 5.02(c) and Section 6.02(c). Upon a timely delivery of a Benefit Notice under this Section 5.03, Buyer and Seller will in good faith negotiate the validity of the claim and the amount of any adjustment to the Purchase Price.

Section 5.04 Limitations. THIS ARTICLE V AND Section 9.05(b) SHALL BE THE SOLE AND EXCLUSIVE REMEDY AND RIGHT OF RECOVERY THAT BUYER SHALL HAVE AGAINST ANY SELLER PARTY WITH RESPECT TO ANY TITLE DEFECT OR OTHER MATTER OR CIRCUMSTANCE WITH RESPECT TO A SELLER PARTY’S TITLE TO THE ASSETS. UNLESS BUYER ASSERTS A TITLE DEFECT IN ACCORDANCE WITH THIS ARTICLE V, BUYER WAIVES AND FOREVER RELEASES ANY AND ALL CLAIMS RELATED TO A SELLER PARTY’S TITLE TO THE ASSETS.

ARTICLE VI
ENVIRONMENTAL MATTERS

Section 6.01 Adverse Environmental Conditions. An “Adverse Environmental Condition” means any condition or circumstance of the Assets which is not in compliance with, or requires remediation under, applicable Environmental Law. “Environmental Law” means all laws, statutes, ordinances, rules and regulations of any Governmental Authority pertaining to protection of the environment in effect as of the Effective Time and as interpreted by court decisions or administrative orders as of the Effective Time in the jurisdiction in which such Asset is located. Environmental Law does not include good or desirable operating practices or standards that may be employed or adopted by other oil or gas well operators or merely recommended, but not required, by a Governmental Authority.

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Section 6.02 Adverse Environmental Condition Adjustments.

(a)       No action (including no adjustment to the Purchase Price) shall be required under this Section 6.02 in respect of any individual Adverse Environmental Condition existing on a Property unless the value of such Adverse Environmental Condition equals or exceeds a threshold of (■) with respect to a Property. With respect to all Adverse Environmental Conditions meeting such threshold, no action (including no adjustment to the Purchase Price) shall be required under Section 6.02 except and to the extent that the aggregate value of all such Adverse Environmental Conditions and all timely asserted Title Defects meeting the individual claim threshold set forth in Section 5.02(a), net of all Title Benefit Offsets, exceeds a deductible equal to one and one-half percent (1.5%) of the Purchase Price as to all Seller Parties.

(b)       Buyer shall give each Seller Party written notice of any Adverse Environmental Conditions alleged by Buyer within forty-five (45) days after the Execution Date. Such notice shall be in writing and shall include: (i) a description of each Adverse Environmental Condition; (ii) the Allocated Value of the Properties affected by each Adverse Environmental Condition; (iii) the expenditures that Buyer estimates will be required to place the Assets affected by each Adverse Environmental Condition into compliance with applicable Environmental Law, and (iv) documentation or other evidence reasonably supporting Buyer’s assertion of each Adverse Environmental Condition and the expenditures provided pursuant to the preceding clause (iii) with respect thereto. For the purposes of this Section 6.02(b), Buyer shall be deemed to have waived all Adverse Environmental Conditions of which Seller has not been given timely notice hereunder and all Adverse Environmental Conditions that do not meet the requirements set forth in Section 6.02(a).

(c)       Subject to the limitations contained in Section 6.02(a), a Property affected by an Adverse Environmental Condition shall be excluded from the Assets to be purchased by Buyer hereunder and the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Property unless, prior to one (1) day before the Closing Date, either: (i) the Adverse Environmental Condition has been cured by Seller to the reasonable satisfaction of Buyer; (ii) Buyer agrees to waive the relevant Adverse Environmental Condition and purchase the affected Assets notwithstanding the Adverse Environmental Condition; or (iii) Buyer and Seller agree upon a reduction of the Purchase Price with respect to such Adverse Environmental Condition. If Seller and Buyer agree to a downward adjustment to the Purchase Price pursuant to clause (iii) above, said adjustment shall not reflect any costs to remediate to a more stringent remediation standard than is required by Environmental Laws.

(d)       With respect to any Property affected by an Adverse Environmental Condition which is excluded from the Assets pursuant to Section 6.02(c), Seller shall have ninety (90) days after the Closing to cure any such Adverse Environmental Condition, and to the extent that such Adverse Environmental Condition is cured to Buyer’s reasonable satisfaction or waived by Buyer, the Parties shall include in the Second Closing each of the excluded Assets for which the Adverse Environmental Condition has been cured or waived. If any Adverse Environmental Condition has not been cured by Seller or waived by Buyer by the date of the Second Closing, then either Party shall have the right to elect to have the validity of such Adverse Environmental Condition and the amount of any adjustment to the Purchase Price determined by an Independent Expert pursuant to ARTICLE XI.

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Section 6.03 Limitations. THIS ARTICLE VI AND Section 9.05(b) SHALL BE THE SOLE AND EXCLUSIVE REMEDY AND RIGHT OF RECOVERY THAT BUYER SHALL HAVE AGAINST SELLER WITH RESPECT TO ANY ADVERSE ENVIRONMENTAL CONDITIONS OR OTHER MATTER OR CIRCUMSTANCE WITH RESPECT TO THE ASSETS RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF THE ENVIRONMENT OR HEALTH.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.01 Seller’s Conditions. The obligations of Seller to consummate the transactions contemplated by this Agreement at the Closing are subject to the satisfaction at or prior to the Closing, or waiver in writing by Seller, of the following conditions:

(a)       All representations and warranties of Buyer contained in this Agreement, to the extent qualified with respect to materiality, shall be true and correct in all respects, and to the extent not so qualified, shall be true and correct in all material respects, in each case as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and satisfied in all material respects all covenants and agreements required to be performed and satisfied by it under this Agreement at or prior to the Closing;

(b)       Buyer and Seller shall each be in compliance with all material regulatory requirements of all applicable Governmental Authorities necessary to consummate the transactions contemplated herein (all of which shall be in full force and effect as of the Closing);

(c)       no order or proceeding shall be outstanding or pending that restrains, enjoins or otherwise prohibits, or could reasonably be expected to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement;

(d)       there shall be no bankruptcy, reorganization, receivership or arrangement proceedings pending against Buyer or any Affiliate of Buyer;

(e)       Buyer shall have provided Seller evidence reasonably satisfactory to Seller that Buyer, as of the Closing is qualified to do business and to own and operate the Assets in the jurisdictions in which the Assets are located; and

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(f)       Buyer shall have delivered (and, immediately prior to Closing, Buyer shall be ready, willing and able to deliver), to Seller at Closing, all Closing deliveries described in Section 8.03.

Section 7.02 Buyer’s Conditions. The obligations of Buyer to consummate the transactions contemplated by this Agreement at the Closing are subject to the satisfaction at or prior to the Closing, or waiver in writing by Buyer, of the following conditions:

(a)       All representations and warranties of each Seller Party contained in this Agreement, to the extent qualified with respect to materiality, shall be true and correct in all respects, and to the extent not so qualified, shall be true and correct in all material respects, in each case as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and satisfied in all material respects all covenants and agreements required to be performed and satisfied by it under this Agreement at or prior to the Closing;

(b)       Seller and Buyer shall each be in compliance with all material regulatory requirements of all applicable Governmental Authorities necessary to consummate the transactions contemplated herein (all of which shall be in full force and effect as of the Closing);

(c)       no order or proceeding shall be outstanding or pending that restrains, enjoins or otherwise prohibits, or could reasonably be expected to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement;

(d)       there shall be no bankruptcy, reorganization, receivership or arrangement proceedings pending against Seller or any Affiliate of Seller; and

(e)       Seller shall have delivered (and, immediately prior to Closing, Seller shall be ready, willing and able to deliver), to Buyer at Closing, all Closing deliveries described in Section 8.03.

ARTICLE VIII
CLOSING

Section 8.01 Date of Closing. Unless the Parties agree otherwise in writing and subject to the conditions stated in this Agreement, the consummation of the transactions contemplated hereby (the “Closing”) shall be held on or before July 31, 2017 (the “Target Closing Date”). The date on which the Closing occurs shall be referred to herein as the “Closing Date.” The consummation of the transactions contemplated in Section 4.10(c), Section 4.10(e), Section 5.02(d) and Section 6.02(d) for the Second Closing shall be held within ten (10) Business Days after the expiration of the ninety (90) day cure period set forth in Section 5.02(d). Unless the context requires otherwise, when used in Section 7.01 and Section 7.02 and Section 8.02 and Section 8.03, the terms “Closing” and “Closing Date” shall mean and refer to the Closing and the Second Closing, as applicable.

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Section 8.02 Place of Closing. The Closing shall be held at the offices of Reed Smith LLP in Houston, Texas, or such other location as the Parties mutually agree, on the Closing Date. Except in the case of documents that are specified as being recordable in form (for which originally signed copies must be delivered), the Closing may occur by facsimile or electronic transmission exchange of portable document format “pdf” executed documents or signature pages followed by the exchange of originals as soon thereafter as practicable.

Section 8.03 Closing Obligations. At the Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)       Seller and Buyer shall execute, acknowledge and deliver Special Warranty Deeds and Assignments and Bills of Sale, in sufficient counterparts to facilitate recording, substantially in the form of Exhibit C, Exhibit D and Exhibit E attached hereto, assigning the Assets to Buyer;

(b)       After giving effect to the Deposit, plus any interest accrued thereon (which shall be retained by Seller and applied to the Preliminary Purchase Price in accordance with Section 2.02), Buyer shall deliver to Seller the Preliminary Purchase Price by wire transfer in immediately available federal funds;

(c)       Seller and Buyer shall execute, acknowledge and deliver transfer orders or letters in lieu thereof directing all purchasers of Production to make payment to Buyer of proceeds attributable to Production from the Assets assigned to Buyer;

(d)       Seller and Buyer shall execute, acknowledge and deliver any required change of operator forms and similar forms necessary to transfer the operatorship of the Assets from Seller or ENERVEST OPERATING, L.L.C. to Buyer or its designated operator;

(e)       Seller and Buyer shall execute, acknowledge and deliver such assignments and consents necessary to transfer to Buyer all Permits which are transferable to Buyer under applicable laws and regulations;

(f)       Each Party shall deliver a certificate executed by an authorized officer or representative of such Party certifying on behalf of such Party that, to the best of such officer’s knowledge, the representations and warranties of such Party set forth in Section 3.01, Section 3.02 and Section 3.03 as the case may be, hereof, to the extent qualified with respect to materiality, are true and correct in all respects, and to the extent not so qualified, are true and correct in all material respects, at and as of the Closing and that all obligations of such Party hereunder that are required to be performed at or prior to the Closing have been performed in all material respects;

(g)       Each Party shall deliver a certificate duly executed by an authorized officer or representative of such Party, dated as of the Closing, (i) attaching and certifying on behalf of such Party those instruments authorizing the execution, delivery and performance by such Party of this Agreement and the transactions contemplated hereby; and (ii) certifying on behalf of such Party the incumbency of each officer or authorized representative of such Party executing this Agreement or any document delivered at the Closing;

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(h)       Each Seller Party shall deliver a certificate duly executed by an authorized officer or representative of such Seller Party, dated as of the Closing, certifying as to such Seller Party’s non-foreign status pursuant to, and in conformity with the requirements of, Treasury Regulation Section 1.1445-2 of the Internal Revenue Code of 1986, as amended;

(i)       Each Seller Party shall deliver to Buyer a release of all liens and encumbrances from the lenders under any credit facilities of such Seller Party and from the holders of any other mortgages, deeds of trust, security agreements or comparable security interests on title created by, through, or under such Seller Party (other than with respect to Permitted Encumbrances) (the “Lender Liens”);

(j)       Seller shall deliver evidence reasonably satisfactory to Buyer that the NPORRI Holder has re-conveyed prior to Closing the NPORRI burdening the Assets; and

(k)       Each Party shall execute and deliver any and all other original instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by another Party.

ARTICLE IX
OBLIGATIONS AFTER CLOSING

Section 9.01 Post-Closing Adjustment Procedure. As soon as reasonably practicable, but no later than ninety (90) days after the Closing Date, Seller shall deliver to Buyer a final settlement statement (the “Final Settlement Statement”) setting forth each adjustment to the Purchase Price required under Section 2.03. Seller shall make available the necessary records to permit Buyer to conduct an audit of the Final Settlement Statement during the forty-five (45) day period commencing on the date the Final Settlement Statement is delivered to Buyer (the “Audit Period”). As soon as reasonably practicable, but no later than the end of the Audit Period, Buyer may deliver to Seller a written report containing any changes Buyer proposes to such statement. Any matters covered by the Final Settlement Statement as delivered by Seller to which Buyer fails to object in the written report shall be deemed correct and shall be final and binding on the Parties and not subject to further review, audit or arbitration. The undisputed amounts (net of any amounts in dispute) will be paid or collected promptly in cash only. The Parties agree to negotiate in good faith to resolve any disputes relating to items in the Final Settlement Statement and shall meet no later than fifteen (15) days after Seller receives Buyer’s written report to attempt to agree on any adjustments to the Final Settlement Statement. If the Parties fail to agree on final adjustments within that fifteen (15) day period, either Party may submit the disputed items, no later than the thirtieth (30th) day following the expiration of such fifteen (15) day period, to KPMG or another nationally-recognized, United States-based accounting firm on which the Parties agree in writing (the “Accounting Referee”). The Parties shall direct the Accounting Referee to resolve the disputes within thirty (30) days after its receipt of relevant materials pertaining to the dispute. The Accounting Referee shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either Party and may not award damages or penalties to either Party with respect to any matter. Seller and Buyer shall share equally the Accounting Referee’s fees and expenses. The Final Settlement Statement, whether as agreed between the Parties or as determined by a decision of the Accounting Referee, shall be binding on and non-appealable by the Parties and not subject to further review, audit or arbitration. Payment by Buyer or Seller, as applicable, for any disputed amount on the Final Settlement Statement shall be made within five (5) Business Days after the earlier of (i) the date such amount is agreed, or deemed agreed, by the Parties and (ii) the date the Parties receive the Accounting Referee’s decision (such earlier date being the “Final Settlement Date”).

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Section 9.02 Allocation of Revenues. Seller shall be entitled to all operating revenues (and related accounts receivable) attributable to the Assets to the extent the foregoing relate to the period of time prior to the Effective Time and Buyer shall be entitled to all operating revenues (and related accounts receivable) attributable to the Assets to the extent the foregoing relate to the period of time from and after the Effective Time. Except for amounts accounted for in connection with the Preliminary Settlement Statement or the Final Settlement Statement, (a) if Buyer receives any funds to which Seller is entitled pursuant to the preceding sentence, then Buyer shall promptly, and in no event more than thirty (30) days after receipt, deliver such funds to Seller and (b) if Seller receives any funds to which Buyer is entitled pursuant to the preceding sentence, then Seller shall promptly, and in no event more than thirty (30) days after receipt, deliver such funds to Buyer.

Section 9.03 Files and Records. As soon as practicable, but in any event within ten (10) days after the Closing Date, Seller shall deliver the Records to Buyer (other than division order files, which will be delivered within thirty (30) days following the Closing). Seller shall furnish originals of paper files to the extent they are maintained in the normal course of business. If any related file information is maintained as imaged documents, this data will be delivered to Buyer in digital format for Buyer to print the documents or load to an imaging system. Seller, at its sole cost, shall have the right to make copies of all Records delivered to Buyer. Buyer shall retain, or shall cause its assigns to retain, the Records and make them available to Seller for seven (7) full calendar years following the Closing Date, in Buyer’s office during normal business hours. If Buyer desires to destroy any portion of the Records within such seven (7) year period, it shall notify Seller prior to such destruction and provide Seller an opportunity to take possession of the Records to be destroyed, at Seller’s expense.

Section 9.04 Buyer’s Assumed Obligations and Release. If Closing occurs, subject to Seller’s indemnification obligations under Section 9.05(b):

(a)       BUYER EXPRESSLY AGREES TO ASSUME RESPONSIBILITY FOR AND AGREES TO PAY, PERFORM, FULFILL AND DISCHARGE ALL CLAIMS, COSTS, EXPENSES, LIABILITIES AND OBLIGATIONS ACCRUING OR RELATING TO OWNING, DEVELOPING, EXPLORING, OPERATING AND MAINTAINING THE ASSETS, WHETHER RELATING TO PERIODS BEFORE OR AFTER THE EFFECTIVE TIME, INCLUDING, WITHOUT LIMITATION, ALL ENVIRONMENTAL CLAIMS, WHETHER ARISING OR ACCRUING BEFORE OR AFTER THE EFFECTIVE TIME, REGARDLESS OF THE NEGLIGENCE OR STRICT LIABILITY OF SELLER (THE “ASSUMED OBLIGATIONS”). AS USED HEREIN, “ENVIRONMENTAL CLAIMS” MEANS ALL CLAIMS OR DEMANDS, INCLUDING, WITHOUT LIMITATION, CLAIMS FOR PROPERTY DAMAGE, PERSONAL INJURY, WRONGFUL DEATH, AND NATURAL RESOURCE DAMAGE ARISING (OR ALLEGED TO ARISE) FROM OR RELATED TO ADVERSE ENVIRONMENTAL CONDITIONS WITH RESPECT TO THE ASSETS OR OTHERWISE RELATING TO THE DISPOSAL, RELEASE, DISCHARGE OR EMISSION IN, ON, UNDER OR FROM THE ASSETS OF PRODUCTS, HAZARDOUS SUBSTANCES, HAZARDOUS WASTES, HAZARDOUS MATERIALS, SOLID WASTES, OR POLLUTANTS.

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(b)       BUYER HEREBY RELEASES AND DISCHARGES ANY AND ALL CLAIMS AT LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, CONTINGENT OR OTHERWISE, AGAINST SELLER WITH RESPECT TO ANY OF THE ASSUMED OBLIGATIONS, INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL CLAIMS OR ADVERSE ENVIRONMENTAL CONDITIONS, INCLUDING, BUT NOT LIMITED TO, MATTERS OR CIRCUMSTANCES RELATING TO ENVIRONMENTAL LAWS, THE DISPOSAL, RELEASE, DISCHARGE OR EMISSION OF PRODUCTS, HAZARDOUS SUBSTANCES, HAZARDOUS WASTES, HAZARDOUS MATERIALS, SOLID WASTES, OR POLLUTANTS INTO THE ENVIRONMENT OR PROTECTION OF THE ENVIRONMENT OR HEALTH. BUYER EXPRESSLY ASSUMES THE RISK THAT THE ASSETS MAY CONTAIN WASTE MATERIALS, INCLUDING NATURALLY OCCURRING RADIOACTIVE MATERIALS, PRODUCTS, HAZARDOUS SUBSTANCES, HAZARDOUS WASTES, HAZARDOUS MATERIALS, ASBESTOS, SOLID WASTES, OR POLLUTANTS, AND THAT ADVERSE PHYSICAL CONDITIONS, INCLUDING, BUT NOT LIMITED TO, THE PRESENCE OF UNKNOWN ABANDONED OIL AND GAS WELLS, WATER WELLS, SUMPS AND PIPELINES MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATION.

(c)       WITHOUT LIMITING THE GENERALITY OF ANY OF THE FOREGOING, IF CLOSING OCCURS, BUYER, FROM AND AFTER CLOSING, ACCEPTS SOLE RESPONSIBILITY FOR AND AGREES TO PAY ALL COSTS AND EXPENSES ASSOCIATED WITH PLUGGING AND ABANDONMENT OF ALL WELLS, DECOMMISSIONING OF ALL FACILITIES, AND CLEARING AND RESTORATION OF SITES ASSOCIATED WITH THE ASSETS.

Section 9.05 Indemnification. From and after Closing:

(a)       BUYER SHALL DEFEND, INDEMNIFY, RELEASE AND HOLD HARMLESS SELLER, ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS (“SELLER INDEMNIFIED PARTIES”) AGAINST ALL LOSSES, DAMAGES, CLAIMS, DEMANDS, SUITS, COSTS, EXPENSES, LIABILITIES AND SANCTIONS OF EVERY KIND AND CHARACTER, INCLUDING WITHOUT LIMITATION REASONABLE ATTORNEYS’ FEES, COURT COSTS AND COSTS OF INVESTIGATION, WHICH ARISE FROM OR IN CONNECTION WITH (i) ANY ASSUMED OBLIGATION, OR (ii) BUYER’S BREACH OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR COVENANTS HEREIN.

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(b)       SELLER SHALL DEFEND, INDEMNIFY, RELEASE AND HOLD HARMLESS BUYER, ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS (“BUYER INDEMNIFIED PARTIES”) AGAINST ALL LOSSES, DAMAGES, CLAIMS, DEMANDS, SUITS, COSTS, EXPENSES, LIABILITIES AND SANCTIONS OF EVERY KIND AND CHARACTER, INCLUDING WITHOUT LIMITATION REASONABLE ATTORNEYS’ FEES, COURT COSTS AND COSTS OF INVESTIGATION, WHICH ARISE FROM OR IN CONNECTION WITH (i) SELLER’S BREACH OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR COVENANTS HEREIN, (ii) ANY FEDERAL, STATE, AND LOCAL ASSET TAXES TO THE EXTENT ATTRIBUTABLE TO PERIODS PRIOR TO THE EFFECTIVE TIME, (iii) CLAIMS RELATED TO OR ARISING OUT OF THE DEATH OR PHYSICAL INJURY TO ANY PERSON TO THE EXTENT ATTRIBUTABLE TO PERIODS PRIOR TO THE EFFECTIVE TIME, OR (iv) THE EXCLUDED ASSETS.

Section 9.06 Survival; Limitations on Indemnification.

(a)       The representations and warranties of Buyer contained in Section 3.03(f) shall survive the Closing indefinitely. The representations and warranties of Seller contained in Section 3.01(f) and Section 3.01(h) through Section 3.01(z) shall survive the Closing for twelve (12) months. The remainder of Seller’s representations, warranties, covenants and agreements shall survive the Closing for the period of the statute of limitations unless expressly stated to survive for a shorter period of time. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration.

(b)       The indemnification obligations of Seller under Section 9.05 shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to claims with respect to which a Claim Notice has been delivered in accordance with Section 9.07 prior to such termination date. Buyer’s indemnification obligations under Section 9.05 shall continue without time limit.

(c)       Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to indemnify Buyer under this Agreement, unless, and then only to the extent that, (i) individual losses, damages, claims, demands, suits, costs, expenses, liabilities and sanctions to which Buyer would be entitled to indemnification (but for the provision of this Section 9.06(c)(i)) exceed a threshold equal to (■) and (ii) aggregate losses, damages, claims, demands, suits, costs, expenses, liabilities and sanctions to which Buyer would be entitled to indemnification (but for the provision of this Section 9.06(c)(ii)) in excess of the individual threshold in Section 9.06(c)(i) exceed a deductible equal to one and one half percent (1.5%) of the Purchase Price.

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(d)       Notwithstanding anything to the contrary contained herein, Seller’s aggregate liability under this Agreement in respect of all breaches of its representations, warranties and covenants contained herein shall not exceed (■) of the Purchase Price.

(e)       Neither Party shall have any obligation under Section 9.05 with respect to any amount finally agreed in the Final Settlement Statement pursuant to Section 9.01, provided such Party has paid all amounts due from it in accordance therewith.

Section 9.07 Indemnification Procedures. All claims for indemnification under this Agreement shall be asserted and resolved pursuant to this Section 9.07. Any person claiming indemnification hereunder is hereinafter referred to as the “Indemnified Party” and any person against whom such claims are asserted hereunder is hereinafter referred to as the “Indemnifying Party.” In the event that any claims are asserted against or sought to be collected from an Indemnified Party by a third party, and a Party wishes to assert a claim for indemnity hereunder such Party shall with reasonable promptness provide to the Indemnifying Party a written notice of the indemnity claim it wishes to assert on behalf of itself or another Indemnified Party, including the specific details of and specific basis under this Agreement for its indemnity claim (a “Claim Notice”). A Party seeking indemnity by an Indemnifying Party hereunder shall provide its Claim Notice promptly after such Party has actual knowledge of the claim for which it seeks indemnification and shall enclose a copy of all papers (if any) served by a third party on the applicable Indemnified Party with respect to the claim; provided that the failure of any Party to give notice of a claim as provided in this Section 9.07 shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the claim or otherwise prejudices the Indemnifying Party’s ability to defend against the claim. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claims that the Indemnifying Party elects to contest. Such cooperation shall include, without limitation, the retention and provision to the Indemnifying Party of all records and other information that are reasonably relevant to the claims at issue. No claim may be settled or otherwise compromised without the prior written consent of the Indemnifying Party. No claim may be settled or compromised by the Indemnifying Party without the prior written consent of the Indemnified Party unless such settlement or compromise (i) entails a full and unconditional release of the Indemnified Party (and any other members of the Indemnified Party’s group, i.e., all Seller Indemnified Parties or all Buyer Indemnified Parties) without any admission or finding of fault or liability and (ii) does not impose on the Indemnified Party any material non-financial obligation or any financial obligation that is not fully paid by the Indemnifying Party.

Section 9.08 Suspense Amounts. The responsibility for payment of and escheat actions and obligations related to the Suspense Amounts held in suspense by Seller for periods prior to the Effective Time as to any of the Assets (such as suspended royalties held in the ordinary course of business as a result of title defects or changes of ownership) and the Suspense Amounts so held shall be transferred to Buyer at the Closing Date (along with all reasonable supporting documentation to the extent in Seller’s possession). After such time, the Suspense Amounts and any items accruing to suspense on account of production from the Assets shall be the responsibility of Buyer. From and after the Closing Date, Buyer shall assume all responsibility for the Suspense Amounts and the escheat actions and obligations related thereto, and shall indemnify and hold Seller harmless from any claim or liability with respect thereto.

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Section 9.09 Recordation and Post-Closing Consents. After the Closing, Buyer shall be responsible for filing and recording the documents associated with transfer and assignment of the Assets to Buyer and for all costs and fees associated therewith, including filing the deeds and assignments with appropriate federal, state and local authorities as required by law and in all applicable counties. As soon as practicable after recording or filing, Buyer shall furnish Seller all recording data and evidence of all required filings. Buyer shall be responsible for obtaining all consents and approvals of Governmental Authorities customarily obtained subsequent to transfer of title and all costs and fees associated therewith.

Section 9.10 Taxes.

(a)       Real and Personal Property Taxes. Pursuant to Section 2.03, all ad valorem taxes, real property taxes and personal property taxes (“Real and Personal Property Taxes”) for the year in which the Effective Time occurs shall be apportioned as of the Effective Time between Seller and Buyer. For any year in which an apportionment is required, Buyer shall file all required reports and returns incident to these taxes assessed for the year in which the Effective Time occurs that are not paid by Seller as of the Closing Date. All taxes based on the production of Products shall be deemed attributable to the period during which such production occurred, and not to the period during which such taxes are assessed.

(b)       Sales and Other Transfer Taxes. The Purchase Price does not include any sales taxes or other transfer taxes imposed in connection with the sale of the Assets. Buyer shall pay any sales tax or other transfer tax, as well as any applicable conveyance, transfer and recording fee and real estate transfer stamps or taxes imposed on the transfer of the Assets pursuant to the Agreement. If Buyer is of the opinion that it is exempt from the payment of any such sales tax or transfer tax, Buyer shall furnish to Seller the appropriate tax exemption certificate.

(c)       Tax Proceedings. In the event Buyer receives notice of any examination, claim, adjustment or other proceeding relating to the liability for taxes with respect to any period prior to the Effective Time, Buyer shall notify Seller in writing within thirty (30) days of receiving notice thereof. The Parties shall cooperate with each other and with their respective Affiliates in the negotiations and settlement of any proceeding described in this Section 9.10.

(d)       Purchase Price Allocation. Buyer and Seller shall use commercially reasonable efforts to agree to an allocation of the amount properly treated as consideration for the Assets (or the property otherwise treated as being purchased hereunder) for U.S. federal income tax purposes, among such property in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and, to the extent allowed under applicable U.S. federal income tax law, in a manner consistent with the Allocated Values and this Agreement, within thirty (30) days after the Closing Date (the “Tax Allocation”). In the event the Parties agree to a Tax Allocation, Buyer and Seller shall (i) use commercially reasonable efforts to update the Tax Allocation in accordance with Section 1060 of the Code following any adjustment to the Purchase Price pursuant to this Agreement, and (ii) report the purchase and sale of the Assets on all tax returns (including IRS Form 8594) consistently with the Tax Allocation and shall not take any position that is inconsistent therewith unless otherwise required by applicable law; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any tax audit, claim or similar proceedings in connection with such allocation.

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Section 9.11 Material Contracts. After the Closing, Seller shall take all commercially reasonable and necessary steps (including the execution of any required documents) to cause Buyer to become a party to and/or a participant in all of the Material Contracts or to cause the counterparty(ies) to such Material Contracts to consent to the assignment of such Material Contracts to Buyer. To the extent that any such joinder or consent cannot be obtained, Seller will use its commercially reasonable efforts and take such actions as may be reasonably possible without violation or breach of any such Material Contract to effectively grant to Buyer the economic benefits of, and impose upon Buyer the economic burdens of such Material Contract.

ARTICLE X
TERMINATION OF AGREEMENT

Section 10.01 Termination. This Agreement and the transactions contemplated hereby may be terminated prior to the Closing as follows:

(a)       By Seller if any of the conditions set forth in Section 7.01 are not satisfied in all material respects or waived as of the Target Closing Date;

(b)       By Buyer if the conditions set forth in Section 7.02 are not satisfied in all material respects or waived as of the Target Closing Date;

(c)       By Seller if the Closing has not occurred by August 15, 2017 (provided that Seller is not at the time of such termination in material breach of any of its representations, warranties, or covenants under this Agreement);

(d)       By Buyer if the Closing has not occurred August 15, 2017 (provided that Buyer is not at the time of such termination in material breach of any of its representations, warranties, or covenants under this Agreement);

(e)       By Buyer or Seller if the aggregate of all Title Defects meeting the individual claim threshold set forth in Section 5.02(a), all timely asserted Adverse Environmental Conditions meeting the individual claim threshold set forth in Section 6.02(a), net of all Title Benefit Offsets as set forth in Section 5.03, the Allocated Value of all Properties affected by Casualty Loss, the Allocated Value of all Properties removed from the Assets at the Closing as a result of the Buyer’s exercise of its right to exclude certain Assets in accordance with Section 4.03, the Allocated Value of all Properties removed from the Assets at the Closing as a result of the exercise of preferential rights and the Allocated Value of all Properties that are Hard Consent Assets exceeds fifteen percent (15%) of the Purchase Price; or

(f)       At any time by the mutual written agreement of Buyer and Seller.

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Section 10.02 Liabilities upon Termination or Breach.

(a)       In the event that the Closing does not occur as a result of a Party exercising its right to terminate pursuant to Section 10.01, then except as set forth in Section 10.02(b), this Agreement shall become null and void and no Party shall have any further rights or obligations hereunder; provided that, the provisions of Section 12.02 (Expenses), Section 12.03 (Notices), Section 12.04 (Amendments; Waiver), Section 12.06 (Announcements), Section 12.07 (Governing Law; Venue), Section 12.09 (Parties in Interest) and this Section 10.02 shall survive any such termination.

(b)       If all of the conditions precedent to the obligations of Buyer hereunder have been met, the transactions contemplated hereby are not consummated on or before the Target Closing Date because of Buyer’s failure to perform any of its material obligations hereunder or Buyer’s breach of any representation herein, Seller has performed all of its material obligations hereunder and has not breached any of its representations herein, and Seller is ready, willing and able to close the transactions contemplated hereby, then Seller shall have the option to terminate this Agreement, in which case, Seller shall retain the Deposit, plus any interest accrued thereon, free of any claims by Buyer with respect thereto, as liquidated damages on account of Buyer’s failure to perform its obligations hereunder, which remedy shall be the sole and exclusive remedy available to Seller for Buyer’s failure to perform. Buyer and Seller acknowledge and agree that (i) Seller’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (ii) the Deposit, plus any interest accrued thereon, is a reasonable estimate of such actual damages and (iii) such liquidated damages do not constitute a penalty.

(c)       If all of the conditions precedent to the obligations of Seller hereunder have been met, the transactions contemplated hereby are not consummated on or before the Target Closing Date because of Seller’s failure to perform any of its material obligations hereunder or Seller’s breach of any representation herein, Buyer has performed all of its material obligations hereunder and has not breached any of its representations herein, and Buyer is ready, willing and able to close the transactions contemplated hereby, then Buyer shall have the option to (i) terminate this Agreement, in which case, within three (3) Business Days after the event giving rise to such termination, Seller shall return the Deposit, plus any interest accrued thereon, free of any claims by Seller with respect thereto, or (ii) seek specific performance.

(d)       If this Agreement is terminated for any reason other than as set forth in Section 10.02(b) or Section 10.02(c), then within three (3) Business Days after the event giving rise to such termination, Buyer shall be entitled to receive the Deposit, plus any interest accrued thereon, from Seller, free of any claims by Seller with respect thereto.

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ARTICLE XI
RESOLUTION OF CERTAIN TITLE AND ENVIRONMENTAL DISPUTES BY EXPERTS

Section 11.01 General. Any and all claims, disputes, controversies or other matters in question arising out of or relating to title issues or environmental issues (all of which are referred to herein as “Expert Disputes” which term shall not include any other disputes claims, disputes, controversies or other matters in question arising under this Agreement) shall be resolved in the manner prescribed by this ARTICLE XI.

Section 11.02 Dispute Resolution by Independent Expert. Seller or Buyer shall have the right, to the extent but only to the extent such right is created under other provisions of this Agreement, to submit Expert Disputes to an independent expert appointed in accordance with this Section 11.02 (each, an “Independent Expert”) with respect to such Expert Dispute. The Independent Expert shall be appointed by mutual agreement of the Parties from among candidates with experience and expertise in the area that is the subject of such Expert Dispute, and failing such agreement, such Independent Expert for such Expert Dispute shall be selected by the Houston office of the American Arbitration Association. Any Independent Expert appointed pursuant to this Agreement shall not have worked as an employee of or performed other material work for any Party or its Affiliates within the preceding five (5) year period or have any financial interest in the Expert Dispute or (except publicly traded securities with respect to either party or its Affiliates). The cost and expenses of an Independent Expert shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer. Seller and Buyer shall each present to the Independent Expert, with a simultaneous copy to the other Party, a single written statement of its position on the issue in question, together with a copy of this Agreement and any supporting material that such Party desires to furnish, not later than ten (10) Business Days after appointment of the Independent Expert. In making determinations hereunder, the Independent Expert shall be bound by the terms of this Agreement and, without any additional or supplemental submittals by either Party, may consider available legal and industry matters as in their opinion are necessary or appropriate to make a proper determination. Additionally, any Independent Expert may consult with and engage disinterested third parties to advise him. Within ninety (90) days following the submission of such written statements to the Independent Expert, the Independent Expert shall make a determination of the matter submitted based solely on the single written statement of each Party. The Independent Expert may not select a valuation for any matter that exceeds the higher valuation proposed by the Parties, or that is less than the lower valuation proposed by the Parties. The decision of the Independent Expert shall be in writing and conclusive and binding on the Parties and shall be enforceable against the Parties in any court of competent jurisdiction. The Independent Expert shall act as an expert for the limited purpose of determining the matter presented to it, shall not act as an arbitrator, and may not award damages, interest, costs, or penalties to either Party.

ARTICLE XII
MISCELLANEOUS

Section 12.01 Schedules and Exhibits. All schedules and exhibits to this Agreement are hereby incorporated by reference herein and constitute a part of this Agreement.

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Section 12.02 Expenses. All fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, without limitation, legal and accounting fees, costs and expenses.

Section 12.03 Notices. All notices and communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly made when (a) personally delivered to the individual indicated below, (b) if delivered by facsimile transmission to the individual indicated below, then on the day of transmission if received during business hours or on the next Business Day after transmission if received after business hours, (c) if emailed to the individual indicated below, when the individual confirms receipt of the email and its attachments by return email, or (d) if mailed to the individual indicated below, when received. Addresses for all such notices and communication shall be as follows:

If to Seller:	ENERVEST ENERGY INSTITUTIONAL FUND XII-A, L.P.
ENERVEST ENERGY INSTITUTIONAL FUND XII-WIB, L.P. ENERVEST ENERGY INSTITUTIONAL FUND XII-WIC, L.P.

ENERVEST OPERATING, L.L.C.
c/o EnerVest, Ltd. 1001 Fannin Street, Suite 800 Houston, Texas 77002
(■)
(■)
(■)
(■)

with a copy to:	ENERVEST ENERGY INSTITUTIONAL FUND XII-A, L.P.
ENERVEST ENERGY INSTITUTIONAL FUND XII-WIB, L.P. ENERVEST ENERGY INSTITUTIONAL FUND XII-WIC, L.P.

ENERVEST OPERATING, L.L.C.
c/o EnerVest, Ltd. 1001 Fannin Street, Suite 800 Houston, Texas 77002
(■)
(■)
(■)
(■)

AND

Reed Smith LLP
811 Main Street, Suite 1700
Houston, Texas 77002
(■)
(■)

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If to Buyer:	Carbon West Virginia Company, LLC
1700 Broadway, Suite 1170
Denver, Colorado 80290
(■)
(■)
(■)
(■)

with a copy to:	Welborn Sullivan Meck & Tooley, P.C.
1125 17th Street, Suite 2200
Denver, Colorado 80202
(■)
(■)

Any Party may, by written notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.

Section 12.04 Amendments; Waiver. This Agreement may only be amended by a written instrument executed by all of the Parties. Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

Section 12.05 Assignment. Neither Party may assign all or any portion of its rights or delegate all or any portion of its duties hereunder unless it continues to remain liable for the performance of its obligations hereunder and obtains the prior written consent of the other Party, which consent shall not be unreasonably withheld.

Section 12.06 Announcements. Except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, neither Buyer nor Seller shall, prior to the Closing, issue any press release or other public disclosure concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

Section 12.07 Governing Law; Venue. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Texas, without giving effect to its conflicts of law provisions. The Parties stipulate and agree to submit to the jurisdiction and venue of the United States District Court and the Texas State District Courts sitting in Harris County, Texas with respect to all disputes in any way relating to, arising under, connected with, or incident to this Agreement.

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Section 12.08 Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire understanding among the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

Section 12.09 Parties in Interest. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns, and, except as expressly provided in the indemnity provisions hereof with respect to the Buyer Indemnified Parties and the Seller Indemnified Parties, nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

Section 12.10 Further Assurances. After the Closing, Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments, and shall take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered pursuant hereto.

Section 12.11 Severability. Invalidity of any provisions in this Agreement shall not affect the validity of this Agreement as a whole, and in case of such invalidity, this Agreement shall be construed as if the invalid provision has not been included herein.

Section 12.12 Headings; Terminology; Defined Terms. Titles and headings in this Agreement have been included solely for ease of reference and shall not be considered in interpretation or construction of this Agreement. All article, section, subsection, clause, schedule and exhibit references used in this Agreement are to articles, sections, subsections, clauses, schedules and exhibits to this Agreement unless otherwise specified. All schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. Unless the context of this Agreement clearly requires otherwise (a) the singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate, (b) the words “includes” or “including” shall mean “includes without limitation” and “including without limitation,” (c) the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and (d) any reference to a statute, regulation, or law shall include any amendment thereof or any successor thereto. All capitalized terms (including all terms included in ALL CAPS in any portion of this Agreement) shall have the meaning assigned thereto herein.

Section 12.13 Not to Be Construed against Drafter. Each Party has had an adequate opportunity to review each and every provision of this Agreement and to submit the same to legal counsel for review and advice. Based on the foregoing, the rule of construction, if any, that a contract be construed against the drafter shall not apply to interpretation or construction of this Agreement.

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Section 12.14 Indemnities and Conspicuousness of Provisions. Except as expressly provided otherwise in this Agreement, the release, defense, indemnification and hold harmless provisions provided for in this Agreement shall be applicable whether or not the claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties and costs (including attorneys’ fees and costs of litigation) in question arose solely or in part from the active, passive or concurrent negligence, strict liability, breach of duty (statutory or otherwise), violation of law, or other fault of any indemnified party, or from any pre-existing defect. The Parties agree that provisions of this Agreement in “ALL CAPS” or “bold” type satisfy any requirement of the “express negligence rule” and other requirement at law or in equity that provisions be conspicuously marked or highlighted.

Section 12.15 Counterparts of Assignment. The Special Warranty Deed in the form attached as Exhibit C, the Special Warranty Deed in the form attached as Exhibit D and the Assignment and Bill of Sale in the form attached as Exhibit E are intended to assign all of the Assets being assigned pursuant to this Agreement.

Section 12.16 Counterpart Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

Section 12.17 Limited Participation of Operator. Operator is included as a Seller Party in this Agreement for the limited purpose of transferring any interest it has in the Assets, as described in Schedule 1.02(f). Subject to the provisions of Section 3.02 of this Agreement, Operator does not make any representations or warranties, either express or implied, and hereby expressly excludes same. The representations, warranties, covenants and agreements of each other Seller Party shall be unaffected by the limitations included herein.

Section 12.18 Non-Recourse to Non-Parties. No past, present or future director, officer, employee, incorporator, member, manager, partner, stockholder, Affiliate, agent, attorney or other representative of a Party or any of its Affiliates shall have any liability for any obligations or liabilities of such Party under this Agreement or for any claim based on or in respect of this Agreement.

Section 12.19 Definitions.

(a)       Certain Definitions. The following terms, as used herein, have the meanings set forth below:

(i)       “Affiliate” means, with respect to any specified person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

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(ii)       “Asset Taxes” shall mean ad valorem, property, excise, severance, production or similar taxes (including any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with such taxes) based upon operation or ownership of the Assets or the production of Products therefrom but excluding, for the avoidance of doubt, (a) income, capital gains, franchise taxes and similar taxes, and (b) sales taxes.

(iii)       “Business Day” means a day, other than Saturday or Sunday, on which commercial banks are open for commercial business with the public in Houston, Texas.

(iv)       “Confidentiality Agreement” means that certain Confidentiality Agreement dated March 14, 2017 between EnergyNet, Inc. and Carbon Natural Gas Company, an Affiliate of Buyer.

(v)       “Escrow Agent” means Wells Fargo Bank, National Association.

(vi)       “Escrow Agreement” means that certain agreement by and among Buyer, Seller and Escrow Agent of even date herewith.

(vii)       “Gas Imbalance Adjustment” means the positive or negative amount, if any, equal to (i)(A) all Gas Imbalances owed to Seller minus (B) all Gas Imbalances owed by Seller, in each case, existing with respect to the Assets at the Effective Time (expressed in Mcf), multiplied by (ii) the Columbia Gas Appalachia index as published in the first issue of the month of the Inside FERC Gas Market Report.

(viii)       “Governmental Authority” means any federal, state, local, municipal, tribal or other government, any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, other public or quasi-public entity (e.g., utility), or any court or government tribunal.

(ix)       “Net Acres” means, as computed separately with respect to each Property, (a) the number of gross acres in the lands covered by such leasehold interest, multiplied by (b) lessor’s interest in the Products covered by such Property, multiplied by (c) the Seller’s undivided interest in such Property, provided that if items (b) and/or (c) vary as to different areas of such lands covered by such leasehold interests, a separate calculation shall be done for each such area.

(x)       “Net Revenue Interest” means the percentage share in all Products produced from a Lease after the satisfaction of applicable lessor royalties, overriding royalties, oil payments and other payments out of or measured by the production of Products from or under such Lease.

(xi)       “NPORRI” means any net profits overriding royalty interest or similar interest burdening the Assets owned by the NPORRI Holders including, without limitation, that certain Net Profits Overriding Royalty Interest created by (i) Conveyance of Net Profits Overriding Royalty Interest dated January 1, 2012 from ENERVEST ENERGY INSTITUTIONAL FUND XII-WIB, L.P. to EnerVest Energy Institutional Fund XII-B, L.P., the recording schedule for which is attached as Schedule 12.19(xi), and (ii) Conveyance of Net Profits Overriding Royalty Interest dated January 1, 2012 from ENERVEST ENERGY INSTITUTIONAL FUND XII-WIC, L.P. to EnerVest Energy Institutional Fund XII-C, L.P. the recording schedule for which is attached as Schedule 12.19(xi).

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(xii)       “NPORRI Holder” means EnerVest Energy Institutional Fund XII-B, L.P., and EnerVest Energy Institutional Fund XII-C, L.P., both Delaware limited partnerships, whose addresses are 1001 Fannin, Suite 800, Houston, Texas 77002.

(xiii)       “Working Interest” means the percentage interest in a Lease and all rights and obligations of every kind and character pertinent thereto or arising therefrom, without regard to any valid lessor royalties, overriding royalties and other burdens against production, insofar as said interest in such Lease is burdened with the obligation to bear and pay the cost of exploration, development and operation.

(b)       Other Definitions. The following terms shall have the meanings ascribed to them in the body of this Agreement as set forth below:

Term	Section
Accounting Referee	§9.01
Adverse Environmental Condition	§6.01
Agreement	Preamble
Allocated Value	§2.01
Assets	§1.02
Assumed Obligations	§9.04(a)
Benefit Notice	§5.03
Audit Period	§9.01
Buyer	Preamble
Buyer Indemnified Parties	§9.05(b)
Casualty Loss	§4.11
Claim Notice	§9.07
Closing .	§8.01
Closing Date	§8.01
Continuing Employees	§4.08(c)
Contracts	§1.02(h)
Defect Notice	§5.02(b)
Easements	§1.02(g)
Deposit	§2.02
Effective Time	§1.04
Environmental Claims	§9.04(a)
Environmental Law	§6.01
Excluded Assets	§1.03
Execution Date	Preamble

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Expert Disputes	§11.01
Final Settlement Date	§9.01
Final Settlement Statement	§9.01
Gas Imbalance	§3.01(q)
Good and Defensible Title	§5.01(a)
Hard Consent Asset	§4.10(e)
Indemnified Party	§9.07
Indemnifying Party	§9.07
Independent Expert	§11.02
Lands	§1.02(b)
Leases	§1.02(b)
Lender Liens	§8.03(i)
Material Adverse Effect	§3.01(bb)
Material Contracts	§3.01(k)
Mineral Acres	§1.02(a)
Offices and Equipment	§1.02(f)
Operator	Preamble
Ownership Share	Recitals
Parties	Preamble
Party	Preamble
Permits	§1.02(k)
Permitted Encumbrances	§5.01(b)
Phase I	§4.03
Phase II	§4.03
Preliminary Purchase Price	§2.03(c)
Preliminary Settlement Statement	§2.03(c)
Production	§1.02(e)
Products	§1.02(e)
Property	§2.01
Properties	§2.01
Purchase Price	§2.01
Real and Personal Property Taxes	§9.10(a)
Records	§1.02(p)
Relevant Employees	§4.08(a)
Second Closing	§4.10(c)
Seller Indemnified Parties	§9.05(a)
Seller Party	Preamble
Seller Party’s knowledge	§3.01(aa)
Suspense Amounts	§3.01(r)
Target Closing Date	§8.01
Tax Allocation	§9.10(d)
Title Benefit	§5.01(d)
Title Benefit Offset	§5.03
Title Defect	§5.01(c)
Units	§1.02(c)
Wells	§1.02(d)

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the date first written above.

SELLER:

ENERVEST ENERGY INSTITUTIONAL FUND XII-A, L.P. ENERVEST ENERGY INSTITUTIONAL FUND XII-WIB, L.P. ENERVEST ENERGY INSTITUTIONAL FUND XII-WIC, L.P.

By:	EnerVest, Ltd.,
Its General Partner
By:	EnerVest Management GP, L.C.,
Its General Partner
By:
Kenneth Mariani, President

ENERVEST OPERATING, L.L.C.

By:
Kenneth Mariani, Executive Vice President
BUYER:

CARBON WEST VIRGINIA COMPANY, LLC

By:	Carbon Natural Gas Company,
Its Manager

By:
Patrick R. McDonald,
Chief Executive Officer

Signature Page to Fund XII Purchase and Sale Agreement

The following Exhibits and Schedules have been omitted. The Company agrees to furnish supplementally a copy of the omitted Exhibits to the Commission upon request.

EXHIBIT A OWNERSHIP SHARES
EXHIBIT B FORM OF ESCROW AGREEMENT
EXHIBIT C FORM OF SPECIAL WARRANTY DEED – MINERAL ACRES
EXHIBIT D FORM OF SPECIAL WARRANTY DEED – SURFACE AND IMPROVEMENTS
EXHIBIT E FORM OF ASSIGNMENT AND BILL OF SALE

Schedule 1.02(a)	Mineral Acres
Schedule 1.02(b)	Leases
Schedule 1.02(d)	Wells
Schedule 1.02(f-1)	Office
Schedule 1.02(f-2)	Equipment
Schedule 1.02(g-1)	Easements
Schedule 1.02(g-2)	FCC Licenses
Schedule 1.02(h)	Contracts
Schedule 1.02(k)	Permits
Schedule 1.03(m)	Excluded Equipment and Vehicles
Schedule 3.01(f)	Legal Proceedings
Schedule 3.01(i)	Compliance with Environmental Laws
Schedule 3.01(j)	Payout Balances
Schedule 3.01(k)	Material Contracts
Schedule 3.01(n)	Preferential Rights
Schedule 3.01(o)	Outstanding Capital Expenditures
Schedule 3.01(p)	Consents
Schedule 3.01 (q)	Gas Imbalances
Schedule 3.01(r)	Suspense Amounts
Schedule 3.01(s)	Coal Mining Activity
Schedule 3.01(aa)	Seller Party Persons
Schedule 4.06	Bonds, Letters of Credit and Guarantees
Schedule 5.01(a-1)	Allocated Values
Schedule 5.01(a-2)	Allocated Values – Deep Acreage
Schedule 12.19(xi)	NPORRI Recording Schedule